EXHIBIT 10.1

STOCK AND ASSET PURCHASE AGREEMENT

AMONG

ALPHARMA INC.,

ALPHARMA (LUXEMBOURG) S.ÀR.L.,

ALPHARMA BERMUDA G.P.,

ALPHARMA INTERNATIONAL (LUXEMBOURG) S.ÀR.L.,

ALFANOR 7152 AS (UNDER CHANGE OF NAME TO OTNORBIDCO AS),

OTDENHOLDCO APS

AND

OTDELHOLDCO INC.

February 6, 2008

EXHIBITS

Exhibit A — Form of Bill of Sale
Exhibit B — Form of Transition Services Agreement

STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 6, 2008, by and among Alfanor 7152 AS (under change of name to Otnorbidco AS), a private limited liability company organized under the laws of Norway with Organization Number 992 106 034 (“Otnorbidco”), Otdelholdco Inc., a Delaware corporation (“Otdelholdco”), Otdenholdco ApS, a private limited company organized under the laws of Denmark with Registration Number 31 08 95 06 (“Otdenholdco”, collectively, with Otnorbidco and Otdelholdco, the “Buyer”), Alpharma Inc., a Delaware corporation (“Parent”), Alpharma (Luxembourg) S.àr.l., a private limited liability company organized under the laws of Luxembourg, Alpharma Bermuda G.P., an exempt general partnership organized under the laws of Bermuda (with Parent and Alpharma (Luxembourg) S.àr.l. (acting through its Swiss finance branch), the “Asset Sellers”), and Alpharma International (Luxembourg) S.àr.l., a private limited liability company organized under the laws of Luxembourg (the “Share Seller”).  Buyer, the Asset Sellers and the Share Seller are referred to collectively herein as the “Parties”.

Parent indirectly owns, and the Share Seller directly owns, all of the outstanding capital stock of the entities listed as Target Companies in Section 4(b) of the Disclosure Schedule (the “Target Companies”), except as disclosed in Section 4(b) of the Disclosure Schedule.  Parent indirectly owns, and the Target Companies directly or indirectly own, all of the outstanding capital stock or equity interests (as the case may be) of the entities listed as Target Subsidiaries in Section 4(b) of the Disclosure Schedule (the “Target Subsidiaries”), except as disclosed in Section 4(b) of the Disclosure Schedule.

This Agreement contemplates a transaction (the “Transaction”) in which (i) Otnorbidco will purchase from the Share Seller (and any other entity which Parent may designate as an additional Share Seller as a result of the Pre-Closing Restructuring), and the Share Seller (and any other entity which Parent may designate as an additional Share Seller as a result of the Pre-Closing Restructuring) will sell to Otnorbidco, all of the outstanding capital stock of the Target Companies in return for cash and (ii) Otdelholdco will purchase from Asset Sellers, and Asset Sellers will sell to Otdelholdco, certain assets of Asset Sellers in return for cash and the assumption of certain liabilities.

3i Europartners Va LP, 3i Europartners Vb LP, 3i Pan European Buyouts 2006-08A LP, 3i Pan European Buyouts 2006-08B LP and 3i Pan European Buyouts 2006-08C LP (collectively, the “Sponsor Funds”) and Buyer have executed and delivered to the Sellers, in connection with the execution and delivery of this Agreement, a commitment letter dated as of the date of this Agreement pursuant to which the Sponsor Funds have issued equity commitments to Buyer, the proceeds of which will be used to pay a portion of the Purchase Price and the fees and expenses relating to the transactions contemplated by this Agreement (such commitment letter is referred to as the “Equity Financing Commitments”).

Certain financial institutions have executed and delivered to Buyer, and Buyer has delivered to Parent in connection with the execution and delivery of this Agreement, a commitment letter dated January 23, 2008, as amended by the letter dated February 6, 2008 (the “Commitment Letter”) (which includes an executed and effective Interim Loan Agreement, as amended by the letter dated February 6, 2008 (the “Interim Loan Agreement”)), pursuant to which such financial institutions have issued lending commitments to Buyer, the proceeds of which will be used to pay a portion of the Purchase Price and the fees and expenses relating to the transactions contemplated by this Agreement (the Commitment Letter, together with the Interim Loan Agreement and the condition satisfaction letter dated February 6, 2008, is referred to as the “Debt Financing Commitments”; the Debt Financing Commitments and the Equity Financing Commitments are referred to as the “Financing Commitments”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

SECTION 1.  Definitions.

“Accounting Firm” has the meaning set forth in Section 2(g)(iii) below.

“Acquired Assets” has the meaning set forth in Section 1(A) of the Disclosure Schedule.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the preface above.

“AH Competitive Activities” has the meaning set forth in Section 6(e)(ii) below.

“Alpharma Credit Agreement Lien” means any security interest, pledge or other Lien in existence immediately prior to the Closing under the Credit Agreement as amended and restated as of March 10, 2006, by and among Parent and certain of its Subsidiaries and Bank of America, N.A., as Administrative Agent, and the lenders party thereto from time to time, as amended, supplemented or otherwise modified from time to time, with respect to the Acquired Assets, Target Shares, shares of the Target Subsidiaries or any assets of the Target Companies or the Target Subsidiaries.

“Alpharma Global Insurance Program” means the portfolio of property, casualty and executive liability insurance policies of Parent and its Subsidiaries with respect to the operations of Parent and its Subsidiaries which are negotiated and administered by Parent’s corporate risk management department (including the Global Liability, Global Property, Global Transit, Surety, Director’s and Officer’s Liability and other executive management liabilities policies, and the U.S. Casualty program).

“Allocation” has the meaning set forth in Section 9(l)(i) below.

“Allocation Schedule” has the meaning set forth in Section 9(l)(ii) below.

“Alternative Structuring” has the meaning set forth in Section 5(a) of the Disclosure Schedule.

“Ancillary Agreements” means the other agreements and instruments (including any foreign transfer agreements which shall conform to the provisions hereof except as may be necessary to comply with applicable Law) executed and delivered in connection with the transactions contemplated by this Agreement.

“API Competitive Activities” has the meaning set forth in Section 6(e)(i) below.

“Asset Sellers” has the meaning set forth in the preface above.

“Assumed Employees” shall have the meaning set forth in Section 6(g)(ii) below.

“Assumed Intercompany Receivables” means the receivables described in Section 1(B) of the Disclosure Schedule that are owed by the Target Companies or Target Subsidiaries to the Asset Sellers.

“Assumed Liabilities” has the meaning set forth in Section 1(C) of the Disclosure Schedule.

“BRO” has the meaning set forth in Section 6(k) below.

“Bonus Obligations” means any cash bonus payment accrued in respect of Employees of the Business under the short-term incentive plan of Parent for calendar year 2007.

“Business” means (A) the business of Parent and certain of its Subsidiaries as of the Closing Date that develops, manufactures and markets active pharmaceutical ingredients which are sold to third parties that formulate and manufacture finished dose human pharmaceutical products comprised of such active pharmaceutical ingredients and (B) the business of the Target Companies and the Target Subsidiaries as of the Closing Date that develops, manufactures and markets the finished pharmaceuticals set forth on Section 1(D) of the Disclosure Schedule.

“Business Contracts” has the meaning set forth in Section 1(A) of the Disclosure Schedule.

“Buyer” has the meaning set forth in the preface above.

“Buyer Entities” means, as of and from the Closing Date, Buyer and its Affiliates and the Target Companies and Target Subsidiaries.

“Buyer Indemnitee” has the meaning set forth in Section 8(b) below.

“Chinese Sub” means Alpharma (Taizhou) Pharmaceuticals Co., Ltd.

“Closing” has the meaning set forth in Section 2(e) below.

“Closing Date” has the meaning set forth in Section 2(e) below.

“Closing Net Cash Balance” has the meaning set forth in Section 2(g)(i) below.

“Closing Working Capital” has the meaning set forth in Section 2(g)(i) below.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder by the United States Department of Treasury from time to time.

“Collective Bargaining Agreements” has the meaning set forth in Section 4(p)(i) below.

“Commitment Letter” has the meaning set forth in the preface above.

“Confidential Business Information” has the meaning set forth in Section 6(i) below.

“Confidentiality Agreement” has the meaning set forth in Section 5(e) below.

“Controlling Party” has the meaning set forth in Section 9(f)(iii) below.

“Debt Financing” means the debt financing provided to Buyer or its designees pursuant to the Debt Financing Commitments (or any replacement commitments obtained by Buyer in compliance with this Agreement).

“Debt Financing Commitments” has the meaning set forth in the preface above.

“Disclosure Schedule” has the meaning set forth in Section 3(a) below.

“Early Retirement Obligations” means the payment obligations in respect of the letter agreements issued to Employees of the Business and listed in Section 6(g)(xi)(D) of the Disclosure Schedule.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other plan, program, arrangement, practice or agreement providing for compensation, severance, termination pay, deferred compensation, retirement, pension, bonus awards, performance awards, retention or other change in control awards, incentive compensation, stock or stock-related awards, fringe benefits, social insurance or other material employee benefits of any kind, whether written or unwritten or otherwise, funded or unfunded.

“Employees of the Business” means (i) all Persons employed on the Closing Date by the Target Companies and the Target Subsidiaries and (ii) those employees of Parent and its Subsidiaries who on the Closing Date work in the operation of the Business, including in all cases, any employees who as of the Closing Date are on approved leave of absence (including medical leave and short-term or long-term disability) or vacation; provided that such Person returns to work within 180 days after the Closing or is otherwise entitled to reinstatement under any applicable Law upon presenting themselves for duty to the Business.

“Environmental Claim” mean any administrative, regulatory or judicial action, suit, order, demand, claim, proceeding or written notice of noncompliance or violation by or from any Person alleging liability arising out of, based on or resulting from (a) any past or present release or threatened release of, or exposure to, any Hazardous Substances at any location or (b) the failure to comply with any Environmental Law.

“Environmental Laws” means any applicable Law or Judgment issued, promulgated or entered into, by or with any Governmental Entity relating to pollution, the protection of the environment (including ambient air, surface water, groundwater, soils, land surface or subsurface strata) or preservation or reclamation of natural resources, including Laws relating to the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous or toxic materials or wastes.

“Environmental Permits” has the meaning set forth in Section 4(o)(ii) below.

“Equity Financing” means the equity financing to be provided to Buyer or its designees pursuant to the Equity Financing Commitments (or any replacement commitments obtained by Buyer in compliance with this Agreement).

“Equity Financing Commitments” has the meaning set forth in the preface above.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Net Cash Balance” shall have the meaning set forth in Section 2(b)(ii).

“Estimated Closing Working Capital” shall have the meaning set forth in Section 2(b)(iii).

“Exception Products” has the meaning set forth in Section 6(e)(ii) below.

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“Exception Product Sales Cap” has the meaning set forth in Section 6(e)(ii) below.

“Excluded Assets” has the meaning set forth in Section 1(E) of the Disclosure Schedule.

“Excluded Liabilities” has the meaning set forth in Section 1(F) of the Disclosure Schedule.

“Extended Outside Date” has the meaning set forth in Section 10(a)(i)(D).

“FDA” means the United States Food and Drug Administration, and any successor agency or entity thereto that may be established hereafter.

“FDA Act” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 301, et seq., as amended.

“Financial Statements” has the meaning set forth in Section 4(f)(i) below.

“Financing” means the Debt Financing and the Equity Financing.

“Financing Commitments” has the meaning set forth in the preface above.

“Foreign Merger Control Laws” has the meaning set forth in Section 3(a)(iv) below.

“FX Amount” has the meaning set forth in Section 2(g)(ii) below.

“FX Contracts” has the meaning set forth in Section 2(g)(ii) below.

“FX Notice of Disagreement” has the meaning set forth in Section 2(g)(iii) below.

“FX Statement” has the meaning set forth in Section 2(g)(ii) below.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any domestic or foreign government, court, administrative or regulatory body or agency or other governmental authority.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substance” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing-material, polychlorinated biphenyls, or toxic, infectious, biohazardous or otherwise hazardous substance, material or waste, including all substances, materials or wastes (whether in the form of solid, liquid, gas or vapor) defined as a “hazardous substance”, a “toxic substance” or with words of similar import by, or regulated or giving rise to liability under, any Environmental Law.

“Income Tax” means any U.S. federal, state or local, or non-U.S. Tax measured by (or imposed on) net income and any interest, penalty, fine, charge, or addition thereto, whether disputed or not.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money (other than accounts payable for goods and services incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all liabilities in respect of capital and finance leases and (d) all obligations of such Person in respect of letters of credit and acceptances for instruments serving a similar function) issued or created for the account of such Person.

“Indemnified Party” has the meaning set forth in Section 8(d)(i)(A) below.

“Indemnifying Party” has the meaning set forth in Section 8(d)(i)(A) below.

“Initial Outside Date” has the meaning set forth in Section 10(a)(i)(D).

“Insurance” means all insurance benefits, including rights and proceeds, resulting from any liabilities of any of the Asset Sellers or any of the Target Companies or Target Subsidiaries arising out of any personal injury and/or death or damage to property relating to or arising in connection with Products developed, manufactured, marketed, distributed, sold or otherwise provided by, or on behalf of, any of the Asset Sellers, the Target Companies or the Target Subsidiaries that Seller has Knowledge of prior to the Closing.

“Insurance Policies” has the meaning set forth in Section 4(q) below.

“Intellectual Property” has the meaning set forth in Section 4(k)(iii) below.

“Intercompany Assumed Agreement” shall have the meaning set forth in Section 4(t) below.

“Intercompany Payables” means obligations owed by an Asset Seller (primarily relating to the Business) or a Target Company or Target Subsidiary to Parent or any of its Affiliates, other than an Assumed Intercompany Receivable.

“Intercompany Receivables” means obligations owed to an Asset Seller (primarily relating to the Business) or a Target Company or Target Subsidiary by Parent or any of its Affiliates, other than an Assumed Intercompany Receivable.

“Interim Loan Agreement” has the meaning set forth in the preface above.

“Inventory” means all finished goods, work in process and raw materials of the Business.

“Judgment” means any judgment, order, decision, writ, injunction, legally binding agreement with a Governmental Entity, stipulation, decree or similar legal restraint.

“Knowledge” means, with respect to Parent, the actual knowledge after reasonable inquiry of Donald Buzinkai, Carl-Aake Carlsson, Jeffrey Campbell, Mikkel Lyager-Olsen, Thomas J. Spellman III, Peter Watts, Frode Johansen, Stig Jarle Pettersen, Maria Gobbi, Hans Nielsen, Steen Rasmussen and Torben Jung Laursen.

“Law” means any statute, law, ordinance, rule, regulation, order or other binding directive issued by any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property that is primarily used in the Business.

“Leases” means all leases, subleases, licenses and occupancy agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which an Asset Seller (to the extent primarily used in the Business) or any of the Target Companies or any of the Target Subsidiaries holds any material Leased Real Property.

“Lien” means any mortgage, pledge, lien, security interest, easement, adverse claim, right of first refusal, or similar encumbrance, restriction or limitation, other than (i) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting through appropriate proceedings and (ii) restrictions under the Securities Act and state securities Laws regarding the transfer of securities.

“Losses” means all loss, liability, claim, damage or expense, including reasonable legal fees, costs and expenses, whether or not relating to Third Party Claims, incurred in the investigation or defense of any of the same.

“Manufacturing Facilities” means the facilities of the Target Companies or the Target Subsidiaries located in Copenhagen, Denmark; Oslo, Norway; Budapest, Hungary; and Taizhou, People’s Republic of China.

“Marketing Material” has the meaning set forth in Section 6(f) below.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of the Business, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material

Adverse Effect or Material Adverse Change:  any adverse change or effect arising from or relating to (1) the economy in general, (2) the economic, business, financial or regulatory environment generally affecting the industry in which the Business operates, (3) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis, except to the extent such effect involves the properties or assets of the Business, (4) changes in applicable Law or GAAP or the enforcement thereof after the date of this Agreement, (5) the failure of the Business to meet projections or forecasts, in and of itself (for the avoidance of doubt, any underlying cause for any such failure shall not be excluded by this clause (5)), (6) the announcement or pendency of the Transaction or this Agreement or the performance of and compliance with the terms of this Agreement, including any loss of employees, any cancellation of or delay in customer orders or any disruption in supplier, distributor, partner or similar relationships, (7) any labor strikes, (8) currency fluctuations or (9) any change or fluctuations in Parent’s share price in and of itself (for the avoidance of doubt, any underlying cause for any such change or fluctuation arising from or relating to the business, assets, results of operations or financial condition of the Business shall not be excluded from this clause (9)); except in the case of clauses (1) and (2) to the extent that such effect has a materially disproportionate impact on the Business relative to other participants in the industry in which the Business operates.

“Material Contract” has the meaning set forth in Section 4(l) below.

“Material Intellectual Property” has the meaning set forth in Section 4(k)(i) below.

“Material Technology” has the meaning set forth in Section 4(k)(ii) below.

“Maximum Working Capital Amount” has the meaning set forth in Section 2(b)(iii) below.

“Minimum Working Capital Amount” has the meaning set forth in Section 2(b)(iv) below.

“Negative Initial Adjustment” has the meaning set forth in Section 2(b)(iv) below.

“Net Cash Balance” has the meaning set forth in Section 2(g)(v) below.

“Notice of Disagreement” has the meaning set forth in Section 2(g)(iii) below.

“Noncontrolling Party” has the meaning set forth in Section 9(f)(iv) below.

“Non-Income Taxes” means Taxes other than Income Taxes.

“Otdelholdco” has the meaning set forth in the preface above.

“Otdenholdco” has the meaning set forth in the preface above.

“Otnorbidco” has the meaning set forth in the preface above.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by an Asset Seller or any of the Target Companies or the Target Subsidiaries and primarily used in the Business, other than any Retained Real Property.

“Parent” has the meaning set forth in the preface above.

“Party” has the meaning set forth in the preface above.

“Pension Obligations” means the unfunded portion of the pension obligations of the Target Companies and Target Subsidiaries calculated on a projected benefit obligation basis; provided, that for the purposes of determining the amount of such liabilities as of any date, the methods and assumptions used in calculating such amount shall be the same methods and assumptions employed by Parent in preparing Parent’s audited financial statements (including the footnotes thereto) as of December 31, 2007.

“Permitted Liens” means (i) such Liens as are set forth in Section 1(G) of the Disclosure Schedule (all of which shall be discharged at or prior to Closing), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and Liens for Taxes, (iii) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not impair, and are not reasonably likely to impair, the continued use and operation of the assets to which they relate in the conduct of the Business as currently conducted, (iv) leases, subleases and similar agreements set forth on Section 4(j) of the Disclosure Schedule or  that may be entered into consistent with Section 5(d) of the Disclosure Schedule, (v) easements, covenants, rights-of-way and other similar restrictions of record and (vi) (A) zoning, building and other similar restrictions and (B) Liens that have been placed by any developer, landlord or other third party on property over which Parent or one of its Subsidiaries has easement rights or on any Leased Real Property and subordination or similar agreements relating thereto.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Positive Initial Adjustment” has the meaning set forth in Section 2(b)(iii) below.

“Post-Closing Tax Period” means all Tax periods beginning on or after the Closing Date and the portion of any Straddle Period beginning on and including such Closing Date.

“Pre-Closing Restructuring” has the meaning set forth in Section 5(a) of the Disclosure Schedule.

“Pre-Closing Restructuring Denial” has the meaning set forth in Section 5(a) of the Disclosure Schedule.

“Pre-Closing Tax Period” means all Tax periods ending before the Closing Date and the portion of any Straddle Period ending before and excluding such Closing Date.

“Preliminary Purchase Price” has the meaning set forth in Section 2(b) below.

“Products” means the products of the Business for which a filing or submission has been made to a Regulatory Authority or an approval or certification has been received from a Regulatory Authority.

“Property Taxes” has the meaning set forth in Section 9(d)(i) below.

“Proposed Allocation” has the meaning set forth in Section 9(l)(ii) below.

“Purchase Price” has the meaning set forth in Section 2(g)(iv) below.

“Quotaholders Agreement” has the meaning set forth in Section 5(a) of the Disclosure Schedule.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Records” has the meaning set forth in Section 1(A) of the Disclosure Schedule.

“Regulatory Authority” has the meaning set forth in Section 4(s)(i) below.

“Required Financial Information” means financial and other information regarding the Business of the type and in the form customarily included in confidential information memoranda used to syndicate bank credit facilities similar to the Debt Financing and customary “know your customer” and similar requirements; provided, however, that Required Financial Information shall not include any audited financial information.

“Restricted Assets” shall have the meaning set forth in Section 2(d).

“Retained Real Property” means the following facilities used in the Business, which are owned by Parent or its Affiliates and shall not be transferred to Buyer:  Parent’s Warehouse and Distribution Facility located at 400 State Street, Chicago Heights, Illinois 60411, in which Parent’s animal health division performs certain services for the Business.

“Retention Arrangements” means those letter agreements issued to Employees of the Business and listed in Section 6(g)(xi)(A) of the Disclosure Schedule.

“Retention Threshold” has the meaning set forth in Section 6(g)(xi)(A) of the Disclosure Schedule.

“SEC” has the meaning set forth in Section 3(a) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Employee Benefit Plan” means each Employee Benefit Plan that (a) any of the Asset Sellers or the Target Companies or the Target Subsidiaries maintains or which any of the Asset Sellers or the Target Companies or the Target Subsidiaries participates in or to which they contribute and (b) covers any Employees of the Business or their beneficiaries.

“Seller Indemnitee” has the meaning set forth in Section 8(c) below.

“Seller Name” has the meaning set forth in Section 6(f) below.

“Sellers” means the Asset Sellers and the Share Seller, collectively.

“September Financial Statements” has the meaning set forth in Section 4(f)(i) below.

“Severance Obligations” means the unpaid portion of the liabilities of the Target Companies and Target Subsidiaries under the contracts listed in Section 1(H) of the Disclosure Schedule.

“Share Seller” has the meaning set forth in the preface above.

“Sponsor Funds” has the meaning set forth in the preface above.

“Statement” has the meaning set forth in Section 2(g)(i) below.

“Straddle Period” has the meaning set forth in Section 9(d) below.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Companies” has the meaning set forth in the preface above.

“Target Company Benefit Plan” shall have the meaning set forth in Section 4(n)(i) below.

“Target Company Severance Plans” shall have the meaning set forth in Section 6(g)(v) below.

“Target Shares” means the shares of capital stock of the Target Companies.

“Target Subsidiaries” has the meaning set forth in the preface above.

“Tax” or “Taxes” means any U.S. federal, state or local, or non-U.S. tax, including taxes with respect to income, profits, gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), capital duty, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, duties resulting from liability assessments by a Taxing Authority or other tax, including any interest, penalty, or addition thereto.

“Tax Indemnified Party” has the meaning set forth in Section 9(f)(i) below.

“Tax Indemnifying Party” has the meaning set forth in Section 9(f)(i) below.

“Tax Proceeding” has the meaning set forth in Section 9(f)(i) below.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.

“Technology” has the meaning set forth in Section 4(k)(iv) below.

“Termination Fee” has the meaning set forth in Section 1(I) of the Disclosure Schedule.

“Third Party Claim” has the meaning set forth in Section 8(d)(i)(A) below.

“TOGC” means the transfer by any Asset Seller of assets within Article 5(8) of European Union Directive 77/388 which is as a consequence of the relevant national Law not subject to VAT.

“Transaction” has the meaning set forth in the preface above.

“Transfer Taxes” has the meaning set forth in Section 9(k) below, and for the avoidance of doubt does not include VAT.

“Transferred Employees” means those Employees of the Business who, as of the Closing Date, remain or become employees of the Buyer Entities whether by operation of Law or by acceptance of the Buyer Entities’ offer of employment pursuant to Section 6(g).

“Transition Services Agreement” shall have the meaning set forth in Section 5(j).

“United States” or “U.S.” means the United States of America and its territories and possessions.

“VAT” means value added Tax applied by any jurisdiction pursuant to European Union Directives 67/227 and 77/388, as amended or any similar value-added Tax imposed by a jurisdiction outside the European Union.

“Working Capital” has the meaning set forth in Section 2(g)(v) below.

“Working Capital Principles” has the meaning set forth in Section 2(g)(v) below.

“Working Capital Schedule” has the meaning set forth in Section 2(g)(v) below.

SECTION 2.  Purchase and Sale of the Target Shares and the Acquired Assets.

(a)  Basic Transaction.  On and subject to the terms and conditions of this Agreement, for the consideration specified below in Section 2(b), (i) Otnorbidco agrees to purchase from the Share Seller (and any other entity which Parent may designate as an additional Share Seller as a result of the Pre-Closing Restructuring), and the Share Seller agrees to sell to Otnorbidco (and Parent agrees to cause any other entity that is designated by Parent as an additional Share Seller as a result of the Pre-Closing Restructuring to sell), all of the Target Shares free and clear of all Liens, (ii) Otnorbidco agrees to purchase from the Asset Sellers, and the Asset Sellers agree to sell to Otnorbidco, the Assumed Intercompany Receivables free and clear of all Liens (other than Permitted Liens), (iii) Otdelholdco agrees to purchase from the Asset Sellers, and the Asset Sellers agree to sell to Otdelholdco, the Acquired Assets (other than the Acquired Intercompany Receivables) free and clear of all Liens (other than Permitted Liens), and (iv) Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing, without recourse to Parent or its Subsidiaries (other than the Target Companies or Target Subsidiaries), except as otherwise expressly set forth in this Agreement, and thereafter to pay, perform and discharge when due, the Assumed Liabilities.

(b)  Preliminary Purchase Price.  Buyer agrees to pay to the Asset Sellers and the Share Seller (and any other entity which Parent may designate as an additional Share Seller as a result of the Pre-Closing Restructuring), at the Closing, by delivery of cash payable by wire transfer or delivery of other immediately available funds, an amount equal to:

(i)  $395,000,000,

(ii)  plus, if the estimate of the Net Cash Balance as of the close of business on the last business day prior to the Closing Date prepared by Parent and delivered to Buyer at least three business days prior to the Closing Date (the “Estimated Closing Net Cash Balance”) is positive, an amount equal to the Estimated Closing Net Cash Balance, or minus, if the Estimated Closing Net Cash Balance is negative, an amount equal to the Estimated Closing Net Cash Balance,

(iii)  plus, if the estimate of the Working Capital as of the close of business on the last business day prior to the Closing Date prepared by Parent and delivered to Buyer at least three business days prior to the Closing Date (the “Estimated Closing Working Capital”) exceeds $41,600,000 (the “Maximum Working Capital Amount”), the amount by which the Estimated Closing Working Capital exceeds the Maximum Working Capital Amount (such amount, if any, the “Positive Initial Adjustment”),

(iv)  minus, if the Estimated Closing Working Capital is less than $39,600,000 (the “Minimum Working Capital Amount”), the amount by which the Minimum Working Capital Amount exceeds the Estimated Closing Working Capital (such amount, if any, the “Negative Initial Adjustment”),

(such amount as adjusted, the “Preliminary Purchase Price”) allocated among the Target Shares and the Acquired Assets in accordance with the Allocation (set forth in Section 9(l) below) if the Allocation is completed on or prior to the Closing Date. If the Allocation is not completed on the Closing Date, the Preliminary Purchase Price shall be paid in such amounts and to such accounts as the Asset Sellers and the Share Seller (and any other entity which Parent may designate as an additional Share Seller as a result of the Pre-Closing Restructuring) shall direct.  The Preliminary Purchase Price shall be subject to post-Closing adjustment as set forth below in Section 2(g).

(c)  Pre-Closing Transfers.  Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, Parent shall, and shall cause its Subsidiaries (including the Target Companies and Target Subsidiaries) to, make such contributions, transfers, assignments and acceptances, such that, upon the consummation of such contributions, transfers, assignments and acceptances, Parent or its designees shall own the Excluded Assets and shall be responsible for the Excluded Liabilities, without further recourse to any Target Company or Target Subsidiary, other than as contemplated by Section 6(a).  In furtherance of the foregoing, (i) Parent shall retain, and neither Buyer nor any Target Company or Target Subsidiary shall acquire, and no Target Company or Target Subsidiary shall retain, any interest in the Excluded Assets and (ii) Parent shall retain, and neither Buyer nor any Target Company or Target Subsidiary shall assume, and no Target Company or Target Subsidiary shall retain, any Excluded Liability, in each case, other than as contemplated by Section 6(a).

(d)  Restricted Assets.  Notwithstanding any other provision in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any interest in any asset, claim, right or benefit the assignment or transfer of which is otherwise contemplated by this Agreement if such assignment or transfer (or attempt to make such an assignment or transfer) without the consent or approval of a third party would constitute a breach or other contravention of the rights of such third party, or affect adversely the rights of any Party or their Affiliates thereunder (such assets being collectively referred to herein as “Restricted Assets”); and any assignment or transfer of a Restricted Asset shall be made subject to such consent or approval being obtained.  If any such consent or approval is not obtained prior to the Closing, (i) Parent shall continue, upon request of Buyer, to use its reasonable best efforts to cooperate with Buyer in attempting to obtain any such consent or approval and (ii) to the extent practicable, the Buyer and Parent agree to negotiate in good faith with respect to alternative arrangements (such as a license, sublease or operating agreement) until such time as such consent or approval has been obtained which result in Buyer or its Affiliates receiving all the benefits and bearing all the costs, liabilities and burdens with respect to any such Restricted Asset; provided that Buyer shall pay or satisfy all the reasonable and documented out-of-pocket costs, expenses, obligations and liabilities incurred by Parent or its Affiliates in connection with any such alternative arrangements; provided further that Parent shall have no obligation to pay money or make any concessions to obtain consents.  Nothing in this Section 2(d) shall be deemed a waiver by Buyer to receive an effective assignment of the Acquired Assets upon the receipt of any such consent or approval nor shall any of the Restricted Assets be deemed Excluded Assets for any other purposes hereunder.

(e)  The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP in New York, New York commencing at 10:00 a.m. local time on the fifth business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Parent may mutually determine (the “Closing Date”).  The Closing shall be deemed to occur and be effective in each relevant jurisdiction as of the close of business on the last business day prior to the Closing Date in each such jurisdiction and Buyer will be deemed to have acquired all the Acquired Assets and Target Shares and assumed all the Assumed Liabilities as of such time.

(f)  Deliveries at Closing.  At the Closing, (i) Parent will deliver to Buyer the certificates referred to in Section 7(a) below, (ii) Buyer will deliver to Parent the certificates referred to in Section 7(b) below, (iii) Parent will deliver to Buyer stock certificates representing all of the Target Shares, endorsed in blank or accompanied by duly executed assignment documents or a certified true copy of the shareholders register evidencing the registered transfer of the Target Shares and such other documents as may be required to evidence the transfer of the Target Shares by applicable Law, (iv) Parent or Parent’s Subsidiaries shall execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments in reasonable form, including a Bill of Sale in the form attached hereto as Exhibit A and (B) such other documents as Buyer and its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement, including the sale, transfer, delivery and assumption of the Target Shares, the Acquired Assets and the Assumed Liabilities to or by Buyer or its designees; (v) Parent shall deliver to Buyer the written resignation of each member of the Board of Directors, Board of Managers or the equivalent governing body, as applicable, of each of the Target Companies and the Target Subsidiaries; (vi) Buyer will execute, acknowledge (if appropriate), and deliver to Parent (A) a Bill of Sale in the form attached hereto as Exhibit A and (B) such other documents as Parent and its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement, including the sale, transfer, delivery and assumption of the Target Shares, the Acquired Assets and the Assumed Liabilities to or by Buyer or its designees; and (vii) Buyer will deliver to Parent the consideration specified in Section 2(b) above.

(g)  Post-Closing Purchase Price Adjustment.  (i)  Within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Statement”) setting forth (A) an unaudited balance sheet of the Business as of the close of Business on the last business day prior to the Closing Date, (B) the Working Capital as of the close of business on the last business day prior to the Closing Date (the “Closing Working Capital”) and (C) the Net Cash Balance of the Business as of the close of business on the last business day prior to the Closing Date (the “Closing Net Cash Balance”).

(ii)  Parent shall use reasonable best efforts to close out all foreign exchange contracts held by any Target Company or Target Subsidiary prior to the Closing Date.  In the event Parent is unable to cause any such contracts to be closed out prior to the Closing Date, on the Closing Date Parent shall deliver to Buyer a list of the foreign exchange contracts held by any Target Company or Target Subsidiary as of the close of business on the business day prior to the Closing Date as part of the treasury activities of Parent and its Subsidiaries (the

“FX Contracts”).  Buyer and its Subsidiaries shall maintain the FX Contracts for their duration, including paying any notional amounts due or receiving any notional amounts from the counterparty under the FX Contracts and closing out the positions as required pursuant to the terms of the FX Contracts.  Within 60 days following the Closing Date, and only after all positions under the FX Contracts are closed, the Buyer shall deliver to Parent a statement showing all notional amounts paid and received under each of the FX Contracts (including amounts paid or received when the contract is closed) (the “FX Statement”) and the aggregate amount of the net gain or loss reflected by such notional amounts paid and received (the “FX Amount”).

(iii)  During the 30 day period following Parent’s receipt of the Statement, Parent and its accountants shall be permitted to review the working papers of Buyer and its accountants relating to the Statement; provided that Parent and its advisors, including its accountants, shall have executed all release letters reasonably requested by Buyer’s accountants in connection therewith.  During the 30 day period following Parent’s receipt of the FX Statement, Parent shall be permitted to review the books and records of Buyer and its Subsidiaries relating to the FX Statement.  The Statement shall become final and binding upon the Parties on the 30th day following delivery thereof to Parent, unless Parent gives written notice of its disagreement with the Statement (the “Notice of Disagreement”) to Buyer prior to such date.  Any Notice of Disagreement shall be signed by Parent and shall (A) specify in reasonable detail the nature of any disagreement so asserted, (B) only include disagreements based on mathematical errors or based on the Closing Working Capital or Closing Net Cash Balance not being calculated in accordance with this Section 2(g) and (C) specify what Parent reasonably believes is the correct amount of the Closing Working Capital and Closing Net Cash Balance based on the disagreements set forth in the Notice of Disagreement, including a reasonably detailed description of the adjustments applied to the Statement in calculating such amount.  The FX Statement shall become final and binding upon the Parties on the 30th day following delivery thereof to Parent, unless Parent gives written notice of its disagreement with the FX Statement (the “FX Notice of Disagreement”) to Buyer prior to such date.  Any FX Notice of Disagreement shall be signed by Parent and shall (A) specify in reasonable detail the nature of any disagreement so asserted, (B) only include disagreements based on mathematical errors or based on the FX Amount being incorrectly calculated and (C) specify what Parent reasonably believes is the correct FX Amount based on the disagreements set forth in the FX Notice of Disagreement, including a reasonably detailed description of the adjustments applied to the FX Statement in calculating such amount.  If the Notice of Disagreement or the FX Notice of Disagreement, as applicable, is received in a timely manner, then the Statement or the FX Statement, as applicable (as revised in accordance with this sentence), shall become final and binding upon Buyer and Parent on the earlier of (A) the date Buyer and Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or the FX Notice of Disagreement, as applicable, or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.  During the 30 day periods following the delivery of the Notice of Disagreement and the FX Notice of Disagreement, Buyer and Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement or the FX Notice of Disagreement, as applicable.  During the 30 day period following delivery of the Notice of Disagreement, Buyer and its accountants shall have access to the working papers of Parent prepared in connection with the Notice of Disagreement; provided that Buyer and its advisors, including its accountants, shall have executed all release letters reasonably requested by Parent’s accountants in connection therewith.  At the end of such 30 day periods, Buyer and Parent shall submit to an independent accounting firm (the “Accounting Firm”) for resolution any matters that remain in dispute and which were properly included in the Notice of Disagreement and the FX Notice of Disagreement, in the form of a written brief. The Accounting Firm shall be KPMG or, if such firm is unable or unwilling to act, such other internationally recognized independent public accounting firm as shall be agreed upon by Parent and Buyer in writing.  Buyer and Parent shall jointly instruct the Accounting Firm that it (i) shall review only the matters that were properly included in the Notice of Disagreement and the FX Notice of Disagreement and which remain unresolved, (ii) shall make its determination in accordance with the requirements of this Section 2(g) and (iii) shall render its decision within 30 days from the submission of such matters.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 2(g) shall be borne 50% by Parent and 50% by Buyer.

The fees, costs and expenses of Parent incurred in connection with its review of the Statement, its preparation and certification of any Notice of Disagreement, its review of the FX Statement, its preparation and certification of any FX Notice of Disagreement and its preparation of any written brief submitted to the Accounting Firm shall be borne by Parent, and the fees, costs and expenses of Buyer incurred in connection with its preparation of the FX Statement, its review of any FX Notice of Disagreement, its preparation of the Statement, its review of any Notice of Disagreement and its preparation of any written brief submitted to the Accounting Firm shall be borne by Buyer.

(iv)  The Preliminary Purchase Price shall be adjusted as follows:

(A)  if the Closing Working Capital exceeds the Maximum Working Capital Amount, the Preliminary Purchase Price shall be increased by the sum of (I) the amount by which the Closing Working Capital exceeds the Maximum Working Capital Amount minus (II) the Positive Initial Adjustment (if any) plus (III) the Negative Initial Adjustment (if any), or decreased by the absolute value of such sum if such sum is a negative amount,

(B)  if the Closing Working Capital is less than the Minimum Working Capital Amount, the Preliminary Purchase Price shall be decreased by the sum of (I) the amount by which the Minimum Working Capital Amount exceeds the Closing Working Capital minus (II) the Negative Initial Adjustment (if any) plus (III) the Positive Initial Adjustment (if any), or increased by the absolute value of such sum if such sum is a negative amount,

(C)  if the Closing Working Capital is between the Minimum Working Capital Amount and the Maximum Working Capital Amount, the Preliminary Purchase Price shall be increased by the amount of the Negative Initial Adjustment (if any) or decreased by the amount of the Positive Adjustment (if any),

(D)  if the Closing Net Cash Balance exceeds the Estimated Closing Net Cash Balance, the Preliminary Purchase Price shall be increased by such excess,

(E)  if the Estimated Closing Net Cash Balance exceeds the Closing Net Cash Balance, the Preliminary Purchase Price shall be decreased by such excess, and

(F)  the Preliminary Purchase Price shall be increased by the FX Amount if a net gain or decreased by the FX Amount if a net loss,

(the Preliminary Purchase Price as so adjusted shall hereinafter be referred to as the “Purchase Price”).  If the Preliminary Purchase Price is less than the Purchase Price, Buyer shall, and if the Preliminary Purchase Price is more than the Purchase Price, Parent shall, within 10 business days after the Statement becomes final and binding on the Parties, make payment by wire transfer of immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from (and including) the Closing Date through (but not including) the date of payment.  The difference between the Purchase Price and the Preliminary Purchase Price shall be allocated among the Target Shares and the Acquired Assets in accordance with the Allocation (set forth in Section 9(l) below) if the Allocation is completed at the time such difference is paid.  If the purchase price adjustment contemplated by this Section 2(g) has to be paid by Buyer and the Allocation is not completed at the time such purchase price adjustment is paid, the difference between the Purchase Price and the Preliminary Purchase Price shall be paid in such amounts and to such accounts as Sellers shall direct.

(v)  “Working Capital” means, as of any date, the sum of net accounts receivable, inventories, prepaid expenses and other current assets, accounts payable and accrued expenses of the Business as adjusted in accordance with Section 2(g)(v) of the Disclosure Schedule, in each case, as of the close of business on such date; provided, that “Working Capital” shall not include any item included in the Net Cash Balance, any gains or losses under an FX Contract, any refund, credit, or other asset relating to any Income Tax or any accrual with respect to Income Taxes for any Pre-Closing Tax Period, deferred tax assets or liabilities, accrued amounts for prepaid insurance, any amount payable or receivable pursuant to Intercompany Receivables, Intercompany Payables or Assumed Intercompany Receivables, or any liabilities under the Retention Arrangements or in respect of Severance Obligations, Bonus Obligations, Early Retirement Obligations or Pension Obligations. The term “Net Cash Balance” means, as of any date, (i) all cash and cash equivalents minus (ii) any outstanding short term debt and long term debt (which shall not include trade payables or capital or finance lease obligations related to the Business, or any amounts payable or receivable pursuant to Intercompany Receivables, Intercompany Payables, Assumed Intercompany Receivables or any Intercompany Assumed Agreement) minus (iii) any accrued liabilities with respect to the Bonus Obligations to the extent the Bonus Obligations are not paid prior to Closing minus (iv) liabilities in respect of the Severance Obligations, the Pension Obligations and the Early Retirement Obligations, in each case as of the close of business on such date.  Working Capital and Net Cash Balance shall be calculated in accordance with GAAP but subject to the methods, procedures, adjustments and practices, consistently applied, as the corresponding line items of the working capital and net cash balance statement as of September 30, 2007 set forth in Section 2(g)(v) of the Disclosure Schedule (the “Working Capital Schedule”), which shows the calculation of Working Capital and Net Cash Balance based on the unaudited September 30, 2007 balance sheet included as part of the September Financial Statements (except as otherwise provided in Section 2(g)(v) of the Disclosure Schedule), whether or not such methods, procedures, adjustments and practices are in accordance with GAAP (it being understood that, in the event of any inconsistency between GAAP and the methods, procedures, adjustments and practices pursuant to which the Working Capital Schedule is prepared, the latter shall prevail).  The foregoing principles are referred to in this Agreement as the “Working Capital Principles”.  The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether there were mathematical errors in the Statement or the FX Statement and whether the calculation of the Closing Working Capital and Closing Net Cash Balance was done in accordance with the Working Capital Principles and the FX Amount was calculated in accordance with this Section 2(g), and the Accounting Firm is not to make any other determination, including any determination as to whether GAAP was followed in calculating the Maximum Working Capital Amount, the Minimum Working Capital Amount, the FX Amount, the Estimated Closing Working Capital, the Estimated Closing Net Cash Balance, the Working Capital Schedule, the Financial Statements or the FX Statement or as to whether the Maximum Working Capital Amount or Minimum Working Capital Amount was correctly determined, or conduct any review of or make any adjustments to the methods or assumptions used to calculate the Pension Obligations.  Any item included in, or any omission from, the line items of the Working Capital Schedule that is based upon errors of fact or mathematical errors or that is not in accordance with GAAP shall be retained for purposes of calculating the Closing Working Capital and the Closing Net Cash Balance, except as provided in Section 2(g)(v) of the Disclosure Schedule.

(vi)  Following the Closing, Buyer shall not take any action with respect to the accounting books and records of the Business on which the Statement and the FX Statement is to be based that would obstruct, prevent or otherwise affect the results of the procedures set forth in this Section 2(g) (including the amount of the Closing Working Capital, Closing Net Cash Balance, the FX Amount or any other amount included Statement or the FX Statement or the preparation or review of the Statement or the FX Statement).  From and after the Closing Date through the resolution of any adjustment to the Preliminary Purchase Price contemplated by this Section 2(g), Buyer shall (i) assist, and shall cause its Subsidiaries (including the Target Companies and the Target Subsidiaries) to assist, Parent, its accountants, advisors and other representatives in its review of the Statement and the FX Statement and (ii) afford to Parent, its accountants, advisors and other representatives, reasonable access during normal business hours to the personnel, properties, books and records of the Business to the extent relevant to the review of the Statement and the FX Statement or the adjustment to the Preliminary Purchase Price contemplated by this Section 2(g).

SECTION 3.  Representations and Warranties Concerning Transaction.

(a)  Parent’s Representations and Warranties.  Except (a) as set forth in the disclosure schedule delivered by Parent to Buyer on the date hereof (the “Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant and such other representations, warranties or covenants to the extent it is reasonably apparent on the face of such disclosure that a matter is relevant to the information called for by such other representation, warranty or covenant) or (b) as disclosed in the reports, schedules, forms, statements and other documents filed or furnished by Parent with or to the United States Securities and Exchange Commission (the “SEC”) since January 1, 2007 and publicly available prior to the date of this Agreement, Parent hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be deemed made as of that earlier date) as follows:

(i)  Organization of Parent and Certain of its Subsidiaries.  Each Asset Seller and Share Seller is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation).

(ii)  Authorization of Transaction.  Parent and each of its Subsidiaries has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and each of the Ancillary Agreements and all other agreements contemplated hereby and thereby have been duly authorized by Parent and its Subsidiaries that are party thereto.  The board of directors of Parent has adopted a resolution approving this Agreement and the transactions contemplated hereby.  Each of the Asset Sellers and the Share Seller has duly executed and delivered this Agreement and, prior to the Closing, each of Parent’s Subsidiaries will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming their due execution and delivery by Buyer or its Affiliates, as applicable, this Agreement constitutes each of the Asset Sellers’ and the Share Seller’s, and each Ancillary Agreement to which any of them is, or is specified to be, a party will, after execution and delivery by Parent and/or each such Subsidiary, constitute Parent’s and/or such Subsidiary’s, legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(iii)  Brokers’ Fees.  Except for Banc of America Securities LLC, whose fees and commissions will be paid by Parent, neither Parent nor any of Parent’s Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

(iv)  Noncontravention.  The Sellers are not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, other than (A) compliance with and filings under the Hart-Scott-Rodino Act and compliance with and filings and approvals under applicable foreign merger control or competition Laws (the “Foreign Merger Control Laws”), (B) compliance with and filings under the Securities Exchange Act and the rules and regulations promulgated thereunder, (C) compliance with and filings or notices required by the rules and regulations of the New York Stock Exchange, (D) compliance with and filings with the relevant Chinese authorities in respect of the equity transfer of the Chinese Sub, (E) those that may be required solely by reason of Buyer’s (as opposed to any third party’s) participation in the Transaction and the other transactions contemplated by this Agreement and by the Ancillary Agreements, (F) the filing of the relevant instruments in the requisite jurisdictions in order to effect guarantees in respect of, or to create or perfect Liens granted to secure, the Indebtedness and other obligations incurred as a result of the consummation of the Debt Financing and (G) those the failure of which to be obtained or made would not, individually and in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transaction and the other transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) subject to the governmental filings or other matters referred to in the immediately preceding sentence, violate

(A) any Judgment or Law applicable to the Sellers or (B) any provision of the charter or bylaws, or other governing documents, of any Seller or (ii) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time or both), result in the acceleration of or the loss of any benefit under, require any third party consent under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which any of the Sellers is a party, other than, in the case of clauses (i)(A) and (ii) above, any such instances that would not have or reasonably be expected to have a material adverse effect on the ability of Sellers to perform their obligations under this Agreement or prevent or materially delay the consummation of the Transactions and the other transactions contemplated by this Agreement.

(v)  Target Shares.  Except for the Alpharma Credit Agreement Lien (which shall be released as of the Closing Date), each of the Target Shares is held of record and owned beneficially by the Share Seller (and any other entity which Parent may designate as an additional Share Seller as a result of the Pre-Closing Restructuring) free and clear of any Liens and all capital stock of the Target Subsidiaries is held of record and owned beneficially by the Target Companies or Target Subsidiaries free and clear of any Liens.  Upon delivery of any payment for the Target Shares at Closing, Buyer will acquire good and valid title to all of the Target Shares, free and clear of any Liens (other than those Liens created by Buyer).  Except for the Alpharma Credit Agreement Lien, neither Parent nor any of its Subsidiaries is a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Parent or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or equity interests (as the case may be) of the Target Companies or Target Subsidiaries.  Neither Parent nor any of its Subsidiaries is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target Companies or Target Subsidiaries.

(vi)  Litigation.  As of the date of this Agreement, there are not any (a) outstanding Judgments applicable to the Sellers, (b) suits, actions or other proceedings pending or, to the Knowledge of Parent, threatened against the Sellers or (c) investigations by any Governmental Entity that are, to the Knowledge of Parent, pending or threatened against the Sellers that, individually or in the aggregate, are reasonably likely to have a material adverse effect on the ability of the Sellers to perform their obligations under this Agreement or prevent or materially delay the consummation of the Transaction and the other transactions contemplated by this Agreement.

(b)  Buyer’s Representations and Warranties.  Buyer hereby represents and warrants to Sellers as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be deemed made as of that earlier date) as follows:

(i)  Organization of Buyer.  Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation).

 (ii)  Authorization of Transaction.  Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Financing.  Buyer has duly executed and delivered this Agreement and, prior to the Closing, will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming their due execution and delivery by Sellers, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will, after execution and delivery by Buyer, constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.  The execution, delivery and performance of this Agreement and each of the Ancillary Agreements and all other agreements contemplated hereby or thereby, including the Financing have been duly authorized by Buyer.

(iii)  Non-contravention.  Neither the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, including the Financing, will (A) violate any Law or Judgment to which Buyer is subject (subject to the governmental filings and other matters referred to in the immediately following sentence) or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time or both), result in the acceleration of or the loss of any benefit under, require any third party consent under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except for such instances which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transaction and the other transactions contemplated by this Agreement, including the Financing.  Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, including the Financing or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the Hart-Scott-Rodino Act and compliance with and filings and approvals under Foreign Merger Control Laws, (B) the filing of the relevant instruments in the requisite jurisdictions in order to effect guarantees in respect of, or to create or perfect Liens granted to secure, the Indebtedness and other obligations incurred as a result of the consummation of the Debt Financing and (C) those the failure of which to be obtained or made would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transaction and the other transactions contemplated by this Agreement, including the Financing.

(iv)  Litigation.  As of the date of this Agreement, there are not any (a) outstanding Judgments applicable to Buyer or any of its Affiliates, (b) suits, actions or other proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates or (c) investigations by any Governmental Entity that are, to the knowledge of Buyer, pending or threatened against Buyer or any of its Affiliates that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transaction and the other transactions contemplated by this Agreement, including the Financing.

(v)  Securities Act.  The Target Shares are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Target Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

(vi)  Financing.  Complete and correct executed copies of the Financing Commitments have been delivered to Parent on or prior to the date of this Agreement.  Buyer has delivered to Parent all written agreements, arrangements or understandings related to the Financing (a) in the case of any such agreements, arrangements or understandings entered into on or prior to the date of this Agreement, on or prior to the date of this Agreement and (b) in the case of any such agreements, arrangements or understandings entered into after the date of this Agreement, within three business days after the entry thereof; provided that Buyer may redact from any such documents, and omit from any such descriptions, the fee amounts payable to their Financing sources.  There are no conditions or other contingencies to the funding of the Financing (including in any oral agreements) other than those contained in the Financing Commitments (or in replacement commitments obtained by Buyer in compliance with Section 5(c)).  Except to the extent permitted by Section 5(c), none of the Financing Commitments (or any of the replacement commitments obtained by Buyer in compliance with Section 5(c)) has been amended, supplemented or otherwise modified and the commitments contained in the Financing Commitments (or the commitments contained in replacement commitments obtained by Buyer in compliance with Section 5(c)) have not been reduced, terminated, withdrawn or rescinded in any respect.  The Financing Commitments (or replacement commitments obtained by Buyer in compliance with Section 5(c)) are in full force and effect and are the legal, valid and binding obligations of Buyer and, to Buyer’s knowledge, the applicable counterparties thereto.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Financing Commitments (or the replacement commitments obtained by Buyer in compliance with Section 5(c)) that would constitute the failure of any of the conditions to the Financing Commitments or would reasonably be expected to impair or delay the funding of the Financing Commitments.  Buyer has fully paid any commitment fees or other fees incurred in connection with the Financing that have become due and payable as of the date of this Agreement and will have fully paid all such fees due and payable as of the Closing Date on or prior to the Closing Date.  The Financing, when funded in accordance with the Financing Commitments (or replacement commitments obtained by Buyer in compliance with Section 5(c)), will provide funds at the Closing sufficient to consummate the Transaction and the other transactions contemplated by this Agreement and to pay the related fees and expenses associated therewith.  As of the date of this Agreement, Buyer has no reason to believe that any of the conditions or other contingencies to the Financing will not be satisfied upon the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Section 7 or that the Financing will not be available to Buyer at the Closing.

(vii)  Activities of Buyer.  Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any business activities or conducted any operations (other than in connection with the transactions contemplated by this Agreement) and, prior to the Closing, will not have incurred liabilities or obligations of any nature (other than in connection with the transactions contemplated by this Agreement).

(viii)  No Knowledge of Misrepresentation or Omission. As of the date of this Agreement, none of Buyer, its employees, agents or representatives has actual knowledge that any representation or warranty of Parent in this Agreement is not true and correct or there are any errors in or omissions from the Disclosure Schedule.

(ix)  No Other Representations and Warranties.  Except for the representations and warranties contained in Sections 3(a) and 4 or in any certificate delivered by Parent pursuant to this Agreement, Buyer acknowledges that none of Sellers nor any Person on behalf of Parent makes or has made any other express or implied representation or warranty with respect to the Transaction or the other transactions contemplated by this Agreement, with respect to Sellers or the Business or with respect to any other information provided or made available to Buyer in connection with the transactions contemplated by this Agreement (including in any “data rooms” or management presentations).  None of Parent or its Affiliates shall have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information.  Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Target Shares and the Acquired Assets without any representation or warranty (including as to merchantability or fitness for any particular purpose), express or implied, at law or in equity, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Sections 3(a) or 4 or in any certificate delivered by Parent pursuant to this Agreement.

(x)  Brokers’ Fees.  Except for Merrill Lynch International, whose fees and commissions will be paid by Buyer, Buyer and its Affiliates have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

SECTION 4.  Representations and Warranties Concerning the Business and the Target Companies and Target Subsidiaries.  Except (a) as set forth in the Disclosure Schedule (each section of which qualifies the correspondingly numbered representation, warranty or covenant and such other representations, warranties or covenants to the extent it is reasonably apparent on the face of such disclosure that a matter is relevant to the information called for by such other representation, warranty or covenant) or (b) as disclosed in the reports, schedules, forms, statements and other documents filed or furnished by Parent with or to the SEC since January 1, 2007 and publicly available prior to the date of this Agreement, Parent hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (except to the extent a representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be deemed made as of that earlier date) as follows:

(a)  Organization, Qualification, and Corporate Power.  Each of the Target Companies and the Target Subsidiaries are corporations duly organized, validly existing, and, to the extent applicable in such jurisdiction, in good standing under the Laws of the jurisdiction of their incorporation.  Each of the Target Companies and the Target Subsidiaries are duly authorized to conduct business and are in good standing (or of similar status to the extent such status exists in such company’s jurisdiction of formation) under the Laws of each jurisdiction where such qualification is required.  Each of the Target Companies and the Target Subsidiaries have full corporate power and authority to carry on the business in which they are engaged and to own, lease and use the properties owned and used by them.

(b)  Capitalization.  (i)  Section 4(b) of the Disclosure Schedule sets forth for each of the Target Companies and Target Subsidiaries (A) its name and jurisdiction of incorporation and (B) the entity which owns the capital stock of or equity interests (as the case may be) in each such Target Company or Target Subsidiary.

(ii)  All of the issued and outstanding Target Shares of the Target Companies have been duly authorized, are validly issued, fully paid, and non-assessable (or of similar status to the extent such status exists in such company’s jurisdiction of formation), and are held of record and owned beneficially by the Share Seller (and such other entity which Parent may designate as an additional Share Seller as a result of the Pre-Closing Restructuring) as set forth in Section 4(b) of the Disclosure Schedule and were not issued in contravention of any preemptive rights, rights of first refusal or first offer or similar rights or applicable foreign, federal or state securities laws.  All of the issued and outstanding shares of capital stock of the Target Subsidiaries have been duly authorized, are validly issued, fully paid, and non-assessable (or of similar status to the extent such status exists in such company’s jurisdiction of formation), and are held of record and owned beneficially by the Target Companies or Target Subsidiaries as set forth in Section 4(b) of the Disclosure Schedule.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Target Companies or Target Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock or to make any further capital contribution.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Target Companies or Target Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Target Companies or Target Subsidiaries.  None of the Target Companies or the Target Subsidiaries owns any material amount of shares of capital stock of, or other equity interests (or any other securities convertible into or exchangeable for such shares or interests) in any other Person.

(c)  Non-contravention.  Neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) subject to the governmental filings or other matters referred to in the immediately following sentence, violate (A) any Judgment or Law applicable to any of the Target Companies or the Target Subsidiaries or (B) any provision of the charter or bylaws, or other governing documents, of such Person (ii) conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time or both), result in the acceleration of or the loss of any benefit under, require any third party consent under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which any of the Target Companies or Target Subsidiaries is a party or by which any of the assets or properties of the Business is subject or (iii) result in the imposition or creation of any Lien, other than Permitted Liens, upon or with respect to the Target Shares or the Acquired Assets or any of the assets or properties of the Target Companies or Target Subsidiaries, other than, in the case of clauses (i)(A), (ii) and (iii) above, any such instances that would not, individually and in the aggregate, have a Material Adverse Effect.  The Target Companies and the Target Subsidiaries are not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in connection with the transactions contemplated by this Agreement or the Ancillary

Agreements, other than (A) compliance with and filings under the Hart-Scott-Rodino Act and compliance with and filings and approvals under the Foreign Merger Control Laws, (B) compliance with and filings under the Securities Exchange Act and the rules and regulations promulgated thereunder, (C) compliance with and filings or notices required by the rules and regulations of the New York Stock Exchange, (D) compliance with and filings with the relevant Chinese authorities in respect of the equity transfer of the Chinese Sub, (E) those that may be required solely by reason of Buyer’s (as opposed to any third party’s) participation in the Transaction and the other transactions contemplated by this Agreement and by the Ancillary Agreements, (F) the filing of the relevant instruments in the requisite jurisdictions in order to effect guarantees in respect of, or to create or perfect Liens granted to secure, the Indebtedness and other obligations incurred as a result of the consummation of the Debt Financing and (G) those the failure of which to be obtained or made would not, individually and in the aggregate, have a Material Adverse Effect.

(d)  Title to Tangible Assets.  The Target Companies and the Target Subsidiaries have good and valid title to, or a valid leasehold interest in, the material tangible assets used primarily in the conduct of the Business.  The Asset Sellers have good  and valid title to, or a valid leasehold interest in, the material tangible Acquired Assets.

(e)  Sufficiency of Assets.  The Acquired Assets, the assets and properties that will be owned by the Target Companies and Target Subsidiaries immediately following the Closing, the assets and properties of which any Target Company or Target Subsidiary will be a lessee, sublessee or licensee immediately following the Closing and the assets and properties which Buyer and its Affiliates, including the Target Companies and Target Subsidiaries, will have the right to use pursuant to the Transition Services Agreement, comprise all the assets and properties (tangible or intangible) primarily employed by the Business.  Such assets and properties will be sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted.

(f)  Financial Statements; No Undisclosed Liabilities.  (i)  Section 4(f)(i) of the Disclosure Schedule includes copies of the following financial statements (collectively the “Financial Statements”): (A) an unaudited consolidated balance sheet of the Business, as of December 31, 2006, (B) an unaudited statement of operations and cash flow for the fiscal year ended December 31, 2006, with respect to the Business, (C) an unaudited consolidated balance sheet of the Business as of September 30, 2007, and (D) an unaudited statement of operations and cash flow for the nine months ended September 30, 2007, with respect to the Business (such Financial Statements referred to in clauses (C) and (D) above, the “September Financial Statements”).  The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP on the basis of the same accounting principles, policies, methods and procedures consistently applied throughout the periods covered thereby and present fairly in all material respects the financial condition of the Business as of such dates and the results of operations of the Business for such periods; provided, however, that the September

Financial Statements are subject to normal and recurring year-end adjustments and lack footnotes and other presentation items.

(ii)  None of the Target Companies or Target Subsidiaries is party to any material “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act) attributable to the Business.

(iii)  None of the Asset Sellers (to the extent such liabilities primarily relate to the Business) or any of the Target Companies or the Target Subsidiaries has any liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise except (A) to the extent such liabilities are accrued or reserved against in the Financial Statements, or reflected in the footnotes thereto, (B) liabilities that were incurred in the ordinary course of business since the date of such Financial Statements, (C) liabilities that are for Taxes, (D) liabilities that would not, individually and in the aggregate, have a Material Adverse Effect or (E) liabilities that are Excluded Liabilities.

(g)  Events Subsequent to September 30, 2007.  Since September 30, 2007, to the date of this Agreement, the Business has been conducted in the ordinary course and there has not been any Material Adverse Change.  Without limiting the generality of the foregoing, since September 30, 2007 to the date of this Agreement:

(i)  none of the Target Companies or any of the Target Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock or equity interests (as the case may be), or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or any stock appreciation, phantom stock, profit participation, registered capital or similar rights;

(ii)  none of the Target Companies or any of the Target Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock or equity interests (as the case may be) (whether in cash or in kind) (other than dividends or distributions paid or payable to Parent or any of its other Subsidiaries pursuant to cash sweeps done in the ordinary course of business or to another Target Company or Target Subsidiary) or redeemed, purchased, or otherwise acquired any of its capital stock;

(iii)  none of the Asset Sellers (to the extent such change relates to the Business) or any of the Target Companies or the Target Subsidiaries has made any material change in any accounting principles, practice, policy, method or procedure except as may be appropriate to conform to GAAP;

(iv)  none of the Asset Sellers (to the extent such litigation relates to the Business) or any of the Target Companies or the Target Subsidiaries has settled or compromised any material litigation or claim against it, other than settlements or compromises of litigation in the ordinary course of business;

(v)  none of the Asset Sellers (to the extent such acquisition or license relates to the Business) or any of the Target Companies or the Target Subsidiaries has acquired or licensed (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets thereof or equity interests therein, other than purchases of Inventory and other assets in the ordinary course of business;

(vi)  other than in the ordinary course of business or as required under the terms of any applicable Collective Bargaining Agreement or as required under applicable Law, none of the Asset Sellers or the Target Companies or any of the Target Subsidiaries has (A) made any changes to the Target Company Benefit Plans or entered into or adopted any new Target Company Benefit Plans; (B) entered into any collective bargaining or other labor agreement covering any Employees of the Target Companies or Target Subsidiaries; (C) altered, amended, or created any obligations with respect to compensation, severance, change in control payments or any other payments or benefits to executive-level Employees of the Target Companies or Target Subsidiaries; or (D) except, with respect to non-officers of the Target Companies or Target Subsidiaries hired or terminated in the ordinary course of business, hired any new Employees of the Target Companies or Target Subsidiaries (other than hires to replace any existing Employees that may have retired, resigned or otherwise ceased to be employed by the Target Companies or Target Subsidiaries other than through a breach of this clause (D)) or fired any existing Employees of a Target Company or a Target Subsidiary;

(vii)  none of the Target Companies or any of the Target Subsidiaries has filed any amended Tax Returns, filed any Tax Returns inconsistent with prior practices, made any changes in the tax reporting or payment policy, changed tax residence or changed any tax election or tax claim, except, in each case, in the ordinary course of business;

(viii)  none of the Asset Sellers (to the extent related to the Business) or any of the Target Companies or any of the Target Subsidiaries has incurred, assumed or guaranteed any Indebtedness other than Intercompany Payables, Intercompany Receivables, or Assumed Intercompany Receivables or other than in the ordinary course of business;

(ix)  none of the Asset Sellers (to the extent related to the Business) or the Target Companies or any of the Target Subsidiaries has created or incurred any Lien on any material asset, other than Permitted Liens; and

(x)  none of the Asset Sellers  (to the extent related to the Business) or the Target Companies or any of the Target Subsidiaries has agreed or committed to do any of the foregoing, or any action or omission that would reasonably be expected to result in any of the foregoing.

(h)  Legal Compliance.  The Asset Sellers (to the extent related to the Business) and each of the Target Companies and the Target Subsidiaries have, since January 1, 2006 (or its date of formation, if later), complied in all material respects with all applicable Laws.  The Asset Sellers (to the extent related to the Business) and each of the Target Companies and the Target Subsidiaries have all permits, approvals, registrations, licenses, grants, easements, authorizations, exemptions, orders and consents with respect to the Business as it is now being conducted, each of which is valid and in full force and effect, in each case, except for instances where the failure to do so would not, individually and in the aggregate, have a Material Adverse Effect.  None of the Asset Sellers (to the extent related to the Business), the Target Companies or the Target Subsidiaries has received any written notice or other written communication relating to any alleged violation of any applicable Law from any Governmental Entity, or of any investigation with respect thereto, except for violations, if any, that, individually and in the aggregate, would not have a Material Adverse Effect.  None of the Asset Sellers (to the extent related to the Business), the Target Companies or the Target Subsidiaries has violated any applicable export control, money laundering or anti-terrorism Law or taken any action that could reasonably be expected, individually or in the aggregate, to cause any of the Asset Sellers (to the extent related to the Business), the Target Companies or the Target Subsidiaries to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any act enforced by the Office of Foreign Asset Control of the U.S. Department of Treasury or any applicable Law of similar effect. This representation does not relate to Tax matters, intellectual property matters, employee benefit matters, environmental matters, labor matters or regulatory matters relating to the Business, which are covered by Sections 4(i), (k), (n), (o), (p) and (s), respectively.

(i)  Tax Matters.  (i)  As of the date of this Agreement, each Target Company and Target Subsidiary has timely filed all material Income Tax Returns that it was required to file with respect to the Business, all such Tax Returns are true, correct and complete in all material respects, and all Income Taxes shown to be payable on such Income Tax Returns and all assessments of Income Tax made against any Target Company or Target Subsidiary have been paid when due, except for amounts which are being or have been contested by appropriate proceedings.

(ii)  As of the date of this Agreement, none of the Asset Sellers or any of the Target Companies or Target Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

(iii)  Except for Nippon Alpharma Co., Ltd, each Target Company and Target Subsidiary has filed an election, in effect as of the Closing Date, pursuant to Treasury Regulation §301.7701-3 to be disregarded as an entity separate from its owner for U.S. Federal Income Tax purposes and each such election will be in effect prior to and as of the Closing Date.

(iv)  Each of the Target Companies and Target Subsidiaries has complied in all material respects with all material laws relating to the payment and withholding of Taxes.

(v)  Within the five-year period ending on the date of this Agreement, no claim has been made in writing addressed to any Target Company or Target Subsidiary by any Taxing Authority in a jurisdiction where any such entity does not file Income Tax Returns that any such entity is or may be subject to Income Tax in such jurisdiction.

(vi)  As of the date of this Agreement, there are no pending actions, suits, audits or proceedings for the assessment or collection of Taxes with respect to any Target Company or any of the Target Subsidiaries, and no Taxing Authority has proposed or asserted any material deficiency for any material Taxes against any of the Target Companies or any of the Target Subsidiaries.

(vii)  There are no Liens with respect to any Taxes upon any of the Acquired Assets, and there are no Liens with respect to any Taxes on any of the assets of the Target Companies and Target Subsidiaries (other than Permitted Liens).

(viii)  Notwithstanding any provision in this Section 4 to the contrary, no representations and warranties by Parent (other than those in this Section 4(i)) shall apply to any Tax matters.

(j)  Real Property.  (i)  Section 4(j)(i) of the Disclosure Schedule sets forth a schedule, as of the date of this Agreement, of each material parcel of Owned Real Property (or each group of parcels comprising one operating unit), including with respect to each such property, the name of the owner of such property, the address and use.  With respect to each material parcel of Owned Real Property:

(A)  The Asset Sellers or the applicable Target Company or Target Subsidiary thereof listed in Section 4(j)(i) of the Disclosure Schedule has good and valid fee simple title, free and clear of all Liens, except Permitted Liens and the Alpharma Credit Agreement Lien, subject to Parent’s obligations under Section 5(h) hereof to cause the Alpharma Credit Agreement Lien to be released as of the Closing Date with respect to all of the Owned Real Property;

(B)  as of the date of this Agreement, except as set forth in Section 4(j)(i) of the Disclosure Schedule, none of the Asset Sellers or any of the Target Companies or Target Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(C)  to the Knowledge of Parent, there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and

(D)  as of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened condemnation proceedings before any Governmental Entity.

(ii)  Section 4(j)(ii) of the Disclosure Schedule sets forth a schedule, as of the date of this Agreement, of each material parcel of Leased Real Property (or each group of parcels comprising one operating unit), including a true and complete list of all Leases for each such parcel of Leased Real Property.  Parent has made available to Buyer a true and complete copy of each such Lease document.  With respect to each of the Leases: (A) such Lease is a legal, valid and binding obligation of the applicable Asset Seller, Target Company or Target Subsidiary party thereto; and (B) the Asset Sellers or the applicable Target Company or Target Subsidiary party thereto listed on Section 4(j)(ii) of the Disclosure Schedule is not in breach or default under such Lease, and to Parent’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, in each case, except for breaches or defaults which would not, individually and in the aggregate, have Material Adverse Effect.  None of the Asset Sellers or any of the Target Companies or Target Subsidiaries has subleased or otherwise granted to any Person the right to possess, lease, use or occupy such Leased Real Property or any portion thereof.

(k)  Intellectual Property.  (i)  Section 4(k)(i) of the Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all material formally registered Intellectual Property owned by or licensed to Parent or its Subsidiaries and used or held for use in the Business.  The Intellectual Property set forth in Section 4(k)(i) of the Disclosure Schedule is referred to as the “Material Intellectual Property”.  Section 4(k)(i) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all jurisdictions in which such Material Intellectual Property is registered or registrations have been applied for and all registration and application numbers.  Parent or one of its Subsidiaries is the sole and exclusive owner of, or has the right to use, the trademarks that are part of the Material Intellectual Property in connection with the goods and services recited in the applicable registrations relating thereto.  Parent or one of its Subsidiaries is the sole and exclusive owner of, or has the right to reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, the copyrights that are part of the Material Intellectual Property. The consummation of the Transaction and the other transactions contemplated by this Agreement does not conflict with, alter or impair any such rights.  Parent or one of its Subsidiaries is the sole and exclusive owner of, or has the right to use, the patents that are part of the Material Intellectual Property.  The Material Intellectual Property and the Material Technology, together with any Intellectual Property or Technology that the Target Companies and the Target Subsidiaries have a right to use under valid licenses, constitutes all of the Intellectual Property or Technology that is used or held for use in the conduct of the Business as it is currently conducted.

(ii)  To the Knowledge of Parent, none of the Target Companies or Target Subsidiaries has pledged any rights it may have to any Material Technology other than Permitted Liens or the Alpharma Credit Agreement Lien.  None of the Asset Sellers, any Target Company or any Target Subsidiary has granted any license relating to any material Technology that is owned by or licensed to Parent or its Subsidiaries and used or held for use in the Business (the “Material Technology”)

or Material Intellectual Property, or the marketing or distribution thereof, except for non-exclusive licenses to end-users in the ordinary course of business.  To the Knowledge of Parent, the Intellectual Property and Material Technology used or held for use in the Business does not infringe or violate in any material respect the rights of any Person.  No material claims are pending or, to the Knowledge of Parent, threatened, against Parent or one of its Subsidiaries by any person with respect to the ownership, validity, enforceability or effectiveness of any Intellectual Property used or held for use in the Business and, since January 1, 2006 (or its date of formation, if later), none of the Asset Sellers, any Target Company or any Target Subsidiary has received any written communication alleging that the Business violated in any material respect any material rights relating to Intellectual Property of any person.  As of the date of this Agreement, to the Knowledge of Parent, no Person is infringing or misappropriating any of the Material Intellectual Property.  All Material Technology has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance.

(iii)  “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), patent application, patent right; any trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name; any copyright, copyright registration, design, design registration, database rights; any software; any internet domain names; or any right to any of the foregoing.

(iv)  “Technology” means all trade secrets, confidential information, inventions whether patentable or not, formulae, processes, procedures, research records, records of inventions, test information, data, technology and know-how; data exclusivity; product and regulatory files including new drug applications/submissions or other applications related to the approval to manufacture and/or sell a pharmaceutical product whether abbreviated, abridged or full; market surveys and marketing information.

(l)  Contracts.  Section 4(l) of the Disclosure Schedule lists as of the date of this Agreement, all contracts and other agreements to which an Asset Seller (to the extent primarily related to the Business) or any of the Target Companies or the Target Subsidiaries is a party:

(i)  the performance of which is reasonably expected to involve annual consideration in excess of $2,000,000 (excluding sales orders and purchase orders issued in the ordinary course of business);

(ii)  with respect to a joint venture, partnership, limited liability or other similar agreement;

(iii)  with Parent or any of its Affiliates (other than the Target Companies and the Target Subsidiaries), including any contract or other agreement pursuant to which any Target Company or Target Subsidiary is expressly jointly and severally liable for the obligations of Parent or any of its Affiliates;

(iv)  non-compete or similar agreements which limit or purport to limit the ability of the Target Companies or the Target Subsidiaries to compete in any line of business or with any other Person or in any geographic area or during any period of time;

(v)  with respect to employment or retention agreements (other than any employment agreement that is required by applicable Law) that are not terminable at will or without material costs;

(vi)  relating to the incurrence of Indebtedness with outstanding obligations or commitments in excess of $1,000,000, other than Intercompany Payables, Intercompany Receivables and Assumed Intercompany Receivables;

(vii)  relating to the acquisition or disposition of any Person, business or other material assets, in each case entered into outside the ordinary course of business, and pursuant to which any Target Company or Target Subsidiary has any continuing obligations; and

(viii)  under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Asset Sellers (to the extent primarily related to the Business), the Target Companies or the Target Subsidiaries or (B) the Asset Sellers (to the extent primarily related to the Business), the Target Companies or the Target Subsidiaries have directly or indirectly guaranteed liabilities or obligations of any other Person.

Each such Contract described in clauses (i) through (viii) is referred to herein as a “Material Contract”.  Each of the Material Contracts is valid and binding on the Asset Sellers, the Target Companies or the Target Subsidiaries party thereto.  There is no breach or default under any Material Contract by any of the Asset Sellers or any of the Target Companies or the Target Subsidiaries or, to the Knowledge of Parent, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by any of the Asset Sellers or any of the Target Companies or the Target Subsidiaries or, to the Knowledge of Parent, by any other party, other than breaches or defaults that would not, individually and in the aggregate, have a Material Adverse Effect.  Parent has made available to Buyer a correct and complete copy of each written Material Contract (as amended to the date of this Agreement) listed in Section 4(l) of the Disclosure Schedule; provided, that information in such Contracts has been redacted to the extent necessary to enable compliance with Laws relating to antitrust or the safeguarding of data privacy.

(m)  Litigation.  None of the Asset Sellers (to the extent related to the Business) or any of the Target Companies or the Target Subsidiaries is subject to (i) any outstanding Judgment or (ii) any pending or, to the Knowledge of Parent, threatened, action, suit, claim, proceeding, hearing, or investigation, in each case, except for those that would not, individually and in the aggregate, have a Material Adverse Effect.  As of the date of this Agreement, there are no settlement agreements or similar written contracts with any Governmental Entity and no outstanding orders entered or issued by any Governmental Entity against the Asset Sellers (to the extent related to the Business), Target Companies or Target Subsidiaries.  This representation does not relate to Tax matters, employee benefit matters, environmental matters, labor matters or regulatory matters relating to the Business, which are covered by Sections 4(i), (n), (o), (p) and (s), respectively.

(n)  Employee Benefits.  (i)  Section 4(n)(i) of the Disclosure Schedule lists each material Employee Benefit Plan that any of the Target Companies or the Target Subsidiaries maintains or which any of the Target Companies or the Target Subsidiaries participate in or to which they contribute (each such plan, a “Target Company Benefit Plan”) and each Target Company Benefit Plan sponsored or maintained by any of the Target Companies or the Target Subsidiaries is separately identified.

(ii)  Where applicable, with respect to each of the Target Company Benefit Plans, true and complete copies of (A) all plan documents (including all amendments and modifications thereof) or, if none, a summary thereof, and all related trust agreements, insurance contracts and other funding arrangements; and (B) the most recent actuarial report, if applicable has been made available to Buyer.

(iii)  Each Target Company Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded, operated and administered in all material respects in accordance with the terms of such Target Company Benefit Plan and complies in form and operation in all material respects in accordance with the applicable requirements of applicable Law.

(iv)  Except as would not, indirectly or in the aggregate, have a Material Adverse Effect, each Target Company Benefit Plan for which approval from a Taxing Authority is necessary or appropriate under applicable Law has received such approval and no event has occurred or circumstance exists that could reasonably be expected to give rise to the loss of such approval.

(v)  All contributions (including all employer contributions and employee salary reduction contributions) and premiums or other payments that are required to be made by the Closing Date to each Target Company Benefit Plan have been made.

(vi)  With respect to each Target Company Benefit Plan, no action, suit, proceeding, hearing, or investigation (other than routine claims for benefits payable in the ordinary course of business) involving any such Target Company Benefit Plan is pending, or to the Knowledge of Parent, threatened.

(vii)  Except as set forth in Section 4(n)(vii) of the Disclosure Schedule, with respect to any Target Company Benefit Plan subject to funding requirements, the fair market value of the assets of such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested, each as determined under the assumptions and valuation method of the latest actuarial valuation of such plan).

(viii)  There has been no amendment to, announcement by Parent or any of the Target Companies or the Target Subsidiaries relating to, or change in employee participation or coverage under, any Target Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the fiscal year ended December 31, 2007. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, pursuant to the terms of any Target Company Benefit Plan, (A) entitle any of the Employees of the Business to severance pay, unemployment compensation or any other payment or any increase in severance pay, unemployment compensation or any other payment upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or increase the amount of compensation due any such employee, (C) result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Target Company Benefit Plan, (D) limit or restrict the right of Parent, any of the Target Companies or the Target Subsidiaries or, after the consummation of the transactions contemplated hereby, Buyer, to merge, amend or terminate any of the Target Company Benefit Plan, subject to terms of this Agreement.

(o)  Environmental Matters.  (i)  The Asset Sellers (to the extent primarily related to the Business) and the Target Companies and the Target Subsidiaries have complied and are in compliance with Environmental Laws, except for such noncompliance that would not, individually and in the aggregate, have a Material Adverse Effect.

(ii)  The Asset Sellers, the Target Companies and the Target Subsidiaries have obtained and are in compliance in all material respects with all material permits, licenses, registrations and other authorizations required for the operation of the Business as currently conducted pursuant to any Environmental Laws (“Environmental Permits”), and all such Environmental Permits are valid and in full force and effect.

(iii)  There are no Environmental Claims pending or, to the Knowledge of Parent threatened, against any of the Asset Sellers (to the extent primarily related to the Business) or the Target Companies or the Target Subsidiaries, except for such Environmental Claims that would not, individually and in the aggregate, have a Material Adverse Effect.  None of the Asset Sellers (to the extent primarily related to the Business) or any of the Target Companies or the Target Subsidiaries is subject to any material outstanding Judgment relating to Environmental Laws.

This representation does not relate to any product liability matters which are covered by Section 4(r).

(iv)  None of the Asset Sellers, the Target Companies or the Target Subsidiaries has released any Hazardous Substance at, on, under or from any Real Property or any other location, and to the Knowledge of Parent, there has been no release by any other person of any Hazardous Substance at, on, under or from any Real Property, in each case except as would not, individually and in the aggregate, have a Material Adverse Effect on the Business.

(v)  Parent has provided to Buyer all material environmental site assessments, audits, investigations and studies prepared in the last five years and in the possession, custody or control of Parent, the Asset Sellers, the Target Companies or any of the Target Subsidiaries relating to the Owned Real Property.

                     (p)  Labor Matters.  (i)  Section 4(p)(i) of the Disclosure Schedule contains a complete and accurate list of each collective bargaining, worker’s counsel or other labor union contract or arrangement to which any of the Target Companies or the Target Subsidiaries is a party (the “Collective Bargaining Agreements”).  No other union or labor organization is currently certified and, to the Knowledge of Parent, there is no activity or proceeding of any union or labor organization to organize any Employees of the Target Companies or Target Subsidiaries.

(ii)  Each of the Asset Sellers, the Target Companies and the Target Subsidiaries has complied in all material respects with the terms of the Collective Bargaining Agreements and all applicable Laws pertaining to the employment or termination of employment of current or former employees of the Target Companies and Target Subsidiaries, including all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, wages, hours, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes.  None of the Target Companies or any of Target Subsidiaries has, currently or within the past year, experienced any strikes.

(q)  Insurance.Section 4(q) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of each currently effective material insurance policy covering the Asset Sellers (to the extent material to the Business) or any of the Target Companies or the Target Subsidiaries or any of their properties or assets (collectively, the “Insurance Policies”), including the underwriter of such policies, the type of coverage, the limits of coverage thereunder and any deductible and/or retention amount.  All premiums due under the Insurance Policies have been paid when due since January 1, 2006.  All of the Insurance Policies are in full force and effect and Parent has not received any written notice of termination or non-renewal of any of the Insurance Policies, in each case other than any denials of claims or reservation of rights by any insurer.

(r)  Product Liability.  No Person has made (or to the Knowledge of Parent, threatened to make) any claim against any of the Asset Sellers or any of the Target Companies or the Target Subsidiaries since January 1, 2006 (or its date of formation, if later) arising out of any personal injury and/or death or damage to property proximately caused by the use of the Products developed, manufactured, marketed, distributed, sold or otherwise provided by, or on behalf of, any of the Asset Sellers or any of the Target Companies or the Target Subsidiaries, except for claims which would not, individually and in the aggregate, have a Material Adverse Effect.  Sellers have made appropriate notifications under the Insurance Policies with respect to each such claim made against any of the Asset Sellers or any of the Target Companies and the Target Subsidiaries since January 1, 2006.

(s)  Regulatory Matters.  (i)  The Asset Sellers and each of the Target Companies and the Target Subsidiaries are in compliance with all applicable Laws of the United States and each foreign jurisdiction, including of the rules and regulations of the FDA and any governmental agency of any other country having jurisdiction of the Manufacturing Facilities or the manufacture, sale, labeling, storing, testing and distribution of the Products, as applicable (each, a “Regulatory Authority”), with respect to the manufacture, sale, labeling, storing, testing and distribution of the Products, except for such instances of noncompliance that would not, individually and in the aggregate, have a Material Adverse Effect.  Each of the Target Companies and the Target Subsidiaries have all material permits, approvals, registrations and licenses related to the Manufacturing Facilities from the Regulatory Authorities to conduct the Business as currently conducted.

(ii)  Since January 1, 2003 (or its date of formation, if later), none of the Asset Sellers or any of the Target Companies or the Target Subsidiaries is in receipt of notice of, has been or is subject to, any adverse inspection, compelled or voluntary recall, investigation, penalty for corrective or remedial action or corrective action plan, in each case relating to the Products or the Manufacturing Facilities by the Regulatory Authorities, including compliance with current good manufacturing practices as regulated and/or required by the Regulatory Authorities, except for such instances which would not, individually and in the aggregate, have a Material Adverse Effect.

(iii)  As of the date of this Agreement, there are no pending actions, suits, proceedings, hearings, investigations, charges, claims, demands, notices or complaints by the Regulatory Authorities relating to the Manufacturing Facilities or the Products.

(iv)  None of the Asset Sellers or any of the Target Companies or the Target Subsidiaries has received, since January 1, 2003 (or its date of formation, if later), any written notification, that remains unresolved, from any Regulatory Authorities indicating that any Product is misbranded or adulterated as defined in the FDA Act and the rules and regulations promulgated thereunder or any similar Law, except for such instances which would not, individually and in the aggregate, have a Material Adverse Effect.  The Asset Sellers and the Target

Companies and the Target Subsidiaries have properly handled and stored all Products included in the Inventory in compliance in all material respects with all applicable Laws and none of the Products included in the Inventory are misbranded or adulterated as defined in the FDA Act and the rules and regulations promulgated thereunder or any similar Law, except for such instances which would not, individually and in the aggregate, have a Material Adverse Effect.

(v)  This representation does not relate to Tax matters, employee benefit matters, environmental matters or labor matters, which are covered by Sections 4(i), (n), (o) and (p), respectively.

(t)  Certain Business Relationships with the Asset Sellers, the Target Companies and the Target Subsidiaries.  Except as otherwise contemplated in this Agreement or the Ancillary Agreements and the agreements set forth on Section 4(t) of the Disclosure Schedule (the “Intercompany Assumed Agreements”) which Buyer acknowledges shall continue in force after Closing, no material business arrangement or agreement exists between a Target Company or Target Subsidiary, on the one hand, and Parent or any of its Affiliates (other than a Target Company or Target Subsidiary), on the other hand, that will continue in effect subsequent to Closing.

(u)  Customers and Suppliers.  (i)  Section 4(u)(i) of the Disclosure Schedule sets forth a complete and correct list of the top twenty customers of the Business (based on the aggregate purchase price of products provided) for the year ended December 31, 2007.  As of the date of this Agreement, no such customer has canceled or otherwise terminated, or to the Knowledge of Parent, has indicated an intent to cancel or otherwise terminate its relationship with the Business or to materially decrease the volume of business, or substantially amend the terms on which it conducts with the Business.

(ii)  Section 4(u)(ii) of the Disclosure Schedule sets forth a complete and correct list of the top ten suppliers of raw materials and packaging materials to the Business (based on the aggregate purchase price of raw materials and packaging materials; for the avoidance of doubt, excluding any purchases of utilities or products purchased from contract manufacturers) for the year ended December 31, 2007.  As of the date of this Agreement, no such supplier has canceled or otherwise terminated, or to the Knowledge of Parent, has indicated an intent to cancel or otherwise terminate its relationship with the Business or to materially decrease the volume of business, or substantially amend the terms on which it conducts with the Business.

SECTION 5.  Pre-Closing Covenants.  Parent and Buyer agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)  General.  Each of Parent and Buyer will use reasonable best efforts, including taking the actions set forth on Section 5(a) of the Disclosure Schedule, to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below) and as soon as practicable after the date hereof.

(b)  Notices and Consents.  Parent shall, and shall cause each of the Target Companies and the Target Subsidiaries to, give any notices to third parties, and shall, and shall cause each of the Target Companies and the Target Subsidiaries to, use reasonable best efforts to obtain any third party consents referred to in Section 4(c) of the Disclosure Schedule; provided that Parent shall have no obligation to pay money or make any concessions to obtain such consents.  Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Business Contracts and that such consents and waivers may not be obtained prior to Closing.  Buyer acknowledges that, subject to compliance with Section 2(d) and this Section 5, Parent and its Affiliates shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Business Contract as a result thereof.  Buyer acknowledges that no representation, warranty or, subject to compliance with Section 2(d) and this Section 5, covenant of the Sellers contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or waiver, (ii) any such termination or (iii) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination.  Subject to the terms and conditions herein, Parent and Buyer agree to use their reasonable best efforts to take, or cause to be taken, all actions necessary to expeditiously consummate the transactions contemplated by this Agreement, including using reasonable best efforts to make all necessary domestic and foreign government filings, including filings under the Hart-Scott-Rodino Act and any Foreign Merger Control Law, respond to government requests for information, and obtain all necessary governmental, judicial or regulatory actions or non-actions, orders, waivers, consents, clearances, extensions and approvals.

(c)  Financing.  (i)  Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all appropriate action, do, or cause to be done, all things necessary, proper or advisable under applicable Laws, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be required, to arrange the Financing as promptly as reasonably practicable on the terms and subject only to the conditions contained in the Financing Commitments (or any replacement commitments obtained by Buyer in compliance with this paragraph (c)), including, in the case of the Debt Financing, to (A) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions contained in the Debt Financing Commitments (or any replacement commitments obtained by Buyer in compliance with this paragraph (c)) or on other terms acceptable to Buyer so long as such definitive agreements (1) do not contain any additional or modified conditions or other contingencies to the funding of the Debt Financing that are more favorable in any respect to the Debt Financing sources than those contained in the Debt Financing Commitments (or any replacement commitments obtained by Buyer in compliance with this paragraph (c)) and (2) are in a form that is otherwise not reasonably likely to impair or delay the funding of the Debt Financing or the Closing, (B) satisfy, and cause its Affiliates to satisfy, on a timely basis all conditions applicable to Buyer or its Affiliates contained in the Debt Financing Commitments (or any replacement commitments obtained by Buyer in compliance with this paragraph (c)) and (C) consummate the Debt Financing contemplated by the Debt Financing Commitments (or any replacement commitments obtained by Buyer in compliance with this paragraph (c)) at the Closing, including using its reasonable best efforts to cause the financial institutions providing the Debt Financing to fund the Debt Financing (including by taking specific or other equitable enforcement action to cause such financial institutions to fund the Debt Financing, subject to the satisfaction of the conditions precedent to the initial funding of the Debt Financing Commitments).  Buyer shall, and shall cause its Affiliates to, refrain from taking, directly or indirectly, any action that is reasonably likely to result in the failure of any of the conditions contained in the Financing Commitments (or replacement commitments obtained by Buyer in compliance with this paragraph (c)) or in any definitive agreement related to the Financing.

(ii)  Buyer shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitments (or replacement commitments obtained by Buyer in compliance with this paragraph (c)) or the definitive agreements relating to the Financing without Parent’s prior written consent, except that Buyer may amend, supplement or otherwise modify the Debt Financing Commitments (or replacement commitments obtained by Buyer in compliance with this paragraph (c)) if such amendment, supplement or other modification (1) does not contain additional or modified conditions or other contingencies to the funding of the Debt Financing that are more favorable in any respect to the Debt Financing sources than those contained in Debt Financing Commitments and (2) is otherwise not reasonably likely to impair or delay the funding of the Debt Financing or the Closing (it being understood that, subject to the requirements of this clause (ii), such amendment, supplement or other modification of the Debt Financing Commitments (or any replacement commitments obtained by Buyer in compliance with this paragraph (c)) may provide for the assignment of a portion of the Debt Financing Commitment (or replacement commitments obtained by Buyer in compliance with this paragraph (c)) to additional agents or arrangers and grant such Persons approval rights with respect to certain matters as are customarily granted to additional agents or arrangers).  Notwithstanding anything to the contrary in this Agreement, Buyer shall not amend the Interim Loan Agreement in the manner set forth in Section (A) of the side letter relating thereto dated as of the date of this Agreement, unless Buyer delivers to Parent in connection therewith a condition satisfaction letter executed by the lenders under the Debt Financing in form and substance similar to the condition satisfaction letter delivered to Parent on the date of this Agreement in respect of the Interim Loan Agreement and providing that all opinions, pledge agreements, corporate documents, instruments or other documents related to the additional conditions precedent in such amendment are in agreed form.

(iii)  If any portion of the Debt Financing becomes unavailable on the terms and conditions contained in the Financing Commitments (or any replacement commitments obtained by Buyer in compliance with this paragraph (c)), Buyer shall promptly notify Parent, and Buyer shall use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, replacement commitments on terms that will enable Buyer to consummate the transactions contemplated by this Agreement and that are not less favorable in the aggregate (as determined by Buyer in its reasonable judgment) to Buyer and Parent than those contained in the Financing Commitments; provided that such replacement commitments shall not (A) be subject to any additional or modified conditions or other contingencies to the funding of the Financing that are more favorable in any respect to the Financing sources than those contained in the Financing Commitments or (B) otherwise be reasonably likely to impair or delay the funding of the Financing or the Closing.  Buyer shall deliver to Parent complete and correct copies of all amendments, supplements, other modifications or agreements pursuant to which any amended, supplemented, modified or replacement commitments shall provide Buyer with any portion of the Financing; provided that Buyer may redact from any such copies the fee amounts payable to their Financing sources.

(iv)  Parent shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ accountants, legal counsel and other advisors to, provide such reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Buyer, including (A) participation in a reasonable number of meetings, drafting sessions, “road show” presentations and due diligence sessions, (B) using reasonable best efforts to furnish Buyer and its Debt Financing sources with the Required Financial Information and such other information reasonably requested by Buyer in connection with the Debt Financing, (C) assisting Buyer and its Debt Financing sources in the preparation of materials for rating agency presentations, (D) reasonably cooperating with the marketing efforts of Buyer and its Debt Financing sources, (E) reasonably facilitating the pledging of collateral and execution and delivery of definitive agreements relating to the Financing and (F) using reasonable best efforts to obtain accountants’ “comfort letters”, legal opinions, surveys and title insurance as reasonably requested by Buyer; provided that (I) none of Parent nor any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability in connection with the Debt Financing, (II) such requested cooperation shall not unreasonably interfere with the ongoing operations of Parent and its Subsidiaries and (III) Parent and its Subsidiaries shall not be required to take any action that would be prohibited by applicable Law, including financial assistance restrictions applicable to any Target Company or Target Subsidiary.  Buyer shall, promptly upon request by Parent, reimburse Parent for all reasonable and documented out-of-pocket costs incurred by Parent or any of its Subsidiaries in connection with such cooperation.  Buyer and its Affiliates shall, on a joint and several basis, indemnify and hold harmless Parent and its Affiliates from and against any Losses suffered or incurred by them in connection with providing cooperation in respect of the Debt Financing pursuant to this Section 5(c) and any information utilized in connection therewith.  Parent shall have the right to consent to the use of its and its Subsidiaries’ logos in connection with the Debt Financing.

(v)  Buyer shall keep Parent reasonably informed on a timely basis of the status of the Financing and any material developments relating to the Financing.

(vi)  Buyer acknowledges that the information being provided to it in connection with the Financing is subject to the terms of Section 5(e).

(d)  Operation of Business.  Except as disclosed on Section 5(d) of the Disclosure Schedule, as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), from the date of this Agreement through the Closing Date, Parent shall (to the extent primarily related to the Business) use its reasonable best efforts to, and to cause each of the other Asset Sellers (to the extent primarily related to the Business) and each of the Target Companies and the Target Subsidiaries to use their reasonable best efforts to, (i) conduct their respective businesses only in the ordinary course of business consistent with past practice, (ii) (A) preserve their respective business organizations substantially intact, (B) maintain their respective present relationships with customers, suppliers, distributors, employees and other Persons with which they have significant business relations and (C) maintain and keep properties and assets material to the Business in working order, except for any defects which would not materially impair the use or, with respect to the Real Property, occupancy of such properties or assets in the operation of the Business.  Without limiting the generality of the foregoing, except as disclosed on Section 5(d) of the Disclosure Schedule or otherwise expressly contemplated or permitted by the terms of this Agreement, from the date of this Agreement through the Closing Date, Parent shall not (to the extent primarily related to the Business), and shall cause each of the other Asset Sellers (to the extent primarily related to the Business) and each of the Target Companies and the Target Subsidiaries not to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed):

(i)  pledge, sell, lease, transfer, license, assign or otherwise make subject to a Lien (other than the Alpharma Credit Agreement Lien or any Permitted Liens), any material assets, tangible or intangible, other than the sale of Inventory in the ordinary course of business;

(ii)  enter into or materially amend, terminate or cancel any Material Contract calling for future payments on receipts of greater than $2,000,000 in any year, other than supply agreements with customers for the supply of products from the Target Companies or the Target Subsidiaries entered into in the ordinary course of business;

(iii)  terminate or cancel any Material Contract outside the ordinary course of business;

(iv)  make or commit to make any capital expenditures outside the ordinary course of business or delay any capital expenditures in each case, in excess of $500,000 individually or $1,000,000 in the aggregate, except to the extent that such capital expenditure is disclosed in Section 5(d)(iv) of the Disclosure Schedule;

(v)  make any material change in its selling, distribution or pricing practices, including by accelerating the delivery of products, other than in the ordinary course of business;

(vi)  make any material capital investment in, or any material loan to, any other Person other than (A) advances in the ordinary course of business, (B) loans, advances, investments or capital contributions to or in a Target Company or Target Subsidiary, provided that no disposal of any existing shares in or increase in the capital of Alpharma Fine Chemicals, Kft. (Hungary) may be made, or (C) loans or advances that are Intercompany Receivables;

(vii)  transfer, assign, or grant any license or sublicense of any material rights under or with respect to any Material Intellectual Property or Material Technology;

(viii)  issue, sell, or otherwise dispose of any of the capital stock or equity interests (as the case may be) of the Target Companies or any of the Target Subsidiaries, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of the capital stock or equity interests (as the case may be) of the Target Companies or any of the Target Subsidiaries, any stock appreciation, phantom stock, profit participation or similar rights of the Target Companies or any of the Target Subsidiaries;

(ix)  declare, set aside, or pay any dividend or make any distribution with respect to the capital stock or equity interests (as the case may be) of the Target Companies or any of the Target Subsidiaries (whether in cash or in kind) (other than dividends or distributions paid or payable to Parent or any of its other Subsidiaries pursuant to cash sweeps done in the ordinary course of business or to another Target Company or Target Subsidiary) or redeem, purchase, or otherwise acquire any of the capital stock of the Target Companies or any of the Target Subsidiaries;

(x)  make any loan to, or enter into any other transaction with, any of the directors, officers, and employees of the Business outside the ordinary course of business;

(xi)  create, incur, assume or guarantee any Indebtedness by the Target Companies or any of the Target Subsidiaries other than Intercompany Payables, Intercompany Receivables, or Assumed Intercompany Receivables or other than in the ordinary course of business;

(xii)  make any material change in any accounting principles, practice, policy or procedure, except as may be required to conform to changes in GAAP;

(xiii)  acquire or license (whether by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material assets thereof or equity interests therein, other than purchases of Inventory and other assets in the ordinary course of business;

(xiv)  forgive, cancel or compromise any Indebtedness outside the ordinary course of business;

(xv)  settle or compromise any material litigation or claim relating to the Business;

(xvi)  purchase any material Real Property, enter into any leases of material Real Property, or materially amend any leases of material Real Property;

(xvii)  other than in the ordinary course of business or to the extent required under the terms of any applicable Collective Bargaining Agreement or as required under applicable Law, (A) make any changes to the Target Company Benefit Plans or enter into or adopt any new Target Company Benefit Plans; (B) enter into any collective bargaining or other labor agreement covering any Employees of the Target Companies or Target Subsidiaries; (C) alter, amend, or create any obligations with respect to compensation, severance, change in control payments or any other payments or benefits to executive-level Employees of the Target Companies or Target Subsidiaries; or (D) except, with respect to non-officers of the Target Companies or Target Subsidiaries hired or terminated in the ordinary course of business, hire any new Employees of the Target Companies or Target Subsidiaries (other than hires to replace any existing Employee that retires, resigns or otherwise ceases to be employed by a Target Company or a Target Subsidiary other than through a violation of this clause (D)) or fire any existing Employees of the Target Companies or Target Subsidiaries;

(xviii)  make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of any statute of limitation applicable to any material claim or assessment in respect of Taxes, in each case, if such action would be outside the ordinary course of business and would result in an increased Tax liability of Buyer or any of its Affiliates in respect of a Post-Closing Tax Period; or

(xix)  agree or commit to do any of the foregoing;

provided that, notwithstanding the foregoing, nothing herein will prohibit or prevent the Asset Sellers or any of the Target Companies and the Target Subsidiaries from (i) repaying, collecting or otherwise extinguishing any Intercompany Receivables, Assumed Intercompany Receivables or Intercompany Payables, (ii) declaring, setting aside, or paying any cash dividend, (iii) making any distribution of cash, (iv) redeeming or purchasing, or otherwise acquiring, any of its capital stock for cash, (v) repaying any of its Indebtedness or (vi) engaging in any transaction referred to in Section 5(d) of the Disclosure Schedule.

(e)  Full Access; Pre-Closing Confidentiality.  The Asset Sellers will permit, and the Share Seller (and any other entity which Parent may designate as an additional Share Seller as a result of the Pre-Closing Restructuring) will cause each of the Target Companies and the Target Subsidiaries to permit, representatives of Buyer (including legal counsel, prospective financing sources and accountants) to have reasonable access, upon reasonable notice during normal business hours, to all premises, properties, personnel, books, records (including Tax records (other than any Income Tax records of Parent)), contracts, work papers (subject to the receipt of consent from Sellers’ auditors) and documents of or pertaining to the Asset Sellers (to the extent related to the Business) and each of the Target Companies and the Target Subsidiaries; provided, however, that (i) such access shall not permit any representatives of Buyer to conduct any environmental testing or sampling, (ii) such access does not unreasonably disrupt the normal operations of the Sellers, the Target Companies and the Target Subsidiaries and (iii) Parent shall not be obligated to afford to Buyer or any of its representatives (including legal counsel, prospective financing sources and accountants) any access to any Contract or information the disclosure of which (A) is restricted by confidentiality obligations or applicable Law, including, without limitation, Laws relating to antitrust or (B) would jeopardize the legal privilege accorded to such Contract or information, provided that promptly after execution of this Agreement the Sellers shall provide Buyer written notice of the nature and substance of any such information or Contracts that are withheld (to the greatest extent possible under such confidentiality obligations or applicable Law or as would not, in the judgment of Parent, jeopardize any such legal privilege) and the basis for such withholding.  Buyer will, and will cause its representatives (including legal counsel, prospective financing sources and accountants), to treat and hold any information received from the Sellers or any of the Target Companies or the Target Subsidiaries in the course of the reviews contemplated by this Section 5(e) in accordance with the Confidentiality Agreement, dated October 16, 2007, between Parent and Buyer (the “Confidentiality Agreement”) which Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided, that the obligations of Buyer with respect to confidential information relating solely to the Business shall terminate on the Closing Date.  For three (3) years from the date of this Agreement, Parent shall, and shall cause the Asset Sellers to, retain all books and records that are related to the Business in accordance with Parent’s record retention policies as in effect at such time.  During the three-year period beginning on the date of this Agreement, Parent shall not dispose, or permit the Asset Sellers to dispose, any books and records not required to be retained under such policies without giving 60 days’ written notice to Buyer offering to deliver the same to Buyer at Buyer’s expense.

(f)  Release of Guarantees and Letters of Credit.  (i)  Other than as contemplated by the following sentence, at or prior to the Closing, Buyer shall use its reasonable best efforts to cause (i) to be unconditionally released or extinguished in full all guarantees or sureties (whether or not of Indebtedness) set forth on Section 4(c) of the Disclosure Schedule or entered into after the date of this Agreement not in violation of Section 5(d), together with any ancillary obligations thereto, issued by Parent or any of its Affiliates (other than the Target Companies or Target Subsidiaries) on behalf of the Business or any Target Company or any Target Subsidiary, without further recourse to Parent or its applicable Affiliate and (ii) Parent and its Affiliates (other than the Target

Companies or Target Subsidiaries) to be unconditionally released in full from any liability or obligation in respect of any letter of credit issued for the account of the Business or in connection with any liability or obligation of the Business, without further recourse to Parent or its applicable Affiliate. Buyer and its Affiliates shall, on a joint and several basis, indemnify and hold harmless Parent and its Affiliates from and against any Losses suffered or incurred by them in connection with any of the foregoing guarantees, sureties, liabilities or obligations from and after the Closing Date.

(ii)  At or prior to the Closing, Parent shall use its reasonable best efforts to cause (i) to be unconditionally released or extinguished in full all guarantees or sureties (whether or not of Indebtedness), together with any ancillary obligations thereto, issued by any Target Company or Target Subsidiaries on behalf of Parent or any of its Affiliates (other than guarantees or sureties issued on behalf of another Target Company or Target Subsidiary or in respect of the Business), without further recourse to the applicable Target Company and Target Subsidiaries and (ii) the Target Companies and Target Subsidiaries to be unconditionally released in full from any liability or obligation in respect of any letter of credit issued for the account of Parent or any of its Affiliates (other than letters of credit issued for the account of the Business or in connection with any liability or obligation of the Business), without further recourse to the applicable Target Company or Target Subsidiary.  Parent and its Affiliates shall, on a joint and several basis, indemnify and hold harmless Buyer and its Affiliates from and against any Losses suffered or incurred by them in connection with any of the foregoing guarantees, sureties, liabilities or obligations from and after the Closing Date.

(g)  Repayment of Indebtedness; Intercompany Accounts.  (i)  Prior to the Closing, Parent (i) shall assume, extinguish, repay or contribute as equity, or shall cause to be assumed, extinguished, repaid or contributed as equity, all Indebtedness and ancillary obligations thereto (including all interest accrued thereon and all fees or charges associated therewith) owed by any Target Company or any Target Subsidiary to any Person (including Parent and its Affiliates), other than Indebtedness owed to another Target Company or Target Subsidiary, Indebtedness that is an Assumed Intercompany Receivable, that is incurred pursuant to an Intercompany Assumed Agreement or letters of credit issued for the account of the Business or in connection with any liability or obligation of the Business and (ii) shall, and shall cause its Affiliates to, repay in full all Indebtedness and ancillary obligations thereto (including all interest accrued thereon and all fees or charges associated therewith) it or they owe to any Target Company or Target Subsidiary, other than Indebtedness and ancillary obligations thereto owed by one Target Company or Target Subsidiary to another Target Company or Target Subsidiary or Indebtedness that is incurred pursuant to an Intercompany Assumed Agreement.

(ii)  Prior to the Closing, Parent shall, and shall cause its Affiliates (including the Target Companies and Target Subsidiaries) to, settle or extinguish all Intercompany Receivables and Intercompany Payables that were incurred on or prior to the Closing and that arose from trade transactions between Parent or its Affiliates (other than the Target Companies and Target Subsidiaries), on the one

hand, and the Target Companies or Target Subsidiaries, on the other hand; provided, that all amounts owing pursuant to any Intercompany Assumed Agreement as of the Closing and all Assumed Intercompany Receivables shall remain outstanding.

(h)  Alpharma Credit Agreement Lien.  Parent shall cause the Alpharma Credit Agreement Lien to be released as of or prior to the Closing Date with respect to the Acquired Assets, the Target Shares and the assets of the Target Companies and the Target Subsidiaries.

(i)  Capitalization of Intercompany Loan.  Prior to the Closing Date, Alpharma Bermuda G.P. shall assign to Alpharma International (Luxembourg) S.àr.l. a portion of the Assumed Intercompany Receivables held by it, and Alpharma International (Luxembourg) S.àr.l. shall capitalize such assigned portion of the Assumed Intercompany Receivables prior to Closing as a contribution to the capital of Alpharma AS, with the amount of such assigned and capitalized portion of the Assumed Intercompany Receivables (including accrued interest) to be not less than an amount such that, after giving effect to such capitalization, Alpharma AS shall have a positive enterprise value net of debt, as determined in Parent’s reasonable judgment; provided, that Parent shall not be required to assign or capitalize any amount in excess of the amount of the Assumed Intercompany Receivables held by Alpharma Bermuda G.P. at the time of such assignment.  The amount of such assigned and capitalized portion of the Assumed Intercompany Receivables shall be determined between the date of this Agreement and the Closing Date by Buyer, subject to and consistent with the foregoing sentence, after reasonable consultation with Parent.

(j)  Transition Services Agreement.  From the date of this Agreement until the Closing, Buyer and Parent shall cooperate and use reasonable best efforts to develop reasonably detailed service specifications with respect to the services to be provided pursuant to the Transition Services Agreement in the form attached hereto as Exhibit B (the “Transition Services Agreement”) following input from the information technology representatives of both Parties.  Prior to Closing, Parent shall provide Buyer with an allocation of the price for each “Service” as defined in the Transition Services Agreement.

SECTION 6.  Post-Closing Covenants.  Parent and Buyer agree as follows with respect to the period following the Closing.

(a)  General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of Parent and Buyer will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request (for no further consideration) to more effectively consummate the purchase and sale of Target Shares and Acquired Assets and the assumption of the Assumed Liabilities, including (i) transferring back to Parent any Excluded Asset or Excluded Liability and (ii) transferring to the applicable Target Company or Target Subsidiary any Acquired Asset or Assumed Liability (or any asset or liability that would be an Acquired Asset or

Acquired Liability if the Target Companies or Target Subsidiaries were Asset Sellers) contemplated hereby to be transferred at the Closing which was not so transferred at the Closing.  In furtherance of the foregoing, in the event that Parent is unable to make such transfers or assignments contemplated by Section 2(c) prior to Closing, after the Closing Date Buyer shall take all actions (or shall cause its Affiliates to take all actions) reasonably requested by Parent to give effect to Section 2(c).

(b)  Closing Date.  On the Closing Date, Buyer shall cause each Target Company and each Target Subsidiary to conduct its business in the ordinary course in substantially the same manner as currently conducted and on the Closing Date shall not permit any Target Company or Target Subsidiary to effect any extraordinary transactions (other than any such transactions expressly required by applicable Law or by this Agreement) that could result in Tax liability to any Target Company or Target Subsidiary in excess of Tax liability associated with the conduct of its business in the ordinary course.

(c)  Section 338(g) Elections.  Buyer shall not make an election under Section 338(g) of the Code for any Target Company or Target Subsidiary.

(d)  Post-Closing Cooperation.  (i)  Buyer, on the one hand, and Parent, on the other hand, shall cooperate with each other, and shall cause their Affiliates and their officers, employees, agents, auditors and representatives to cooperate with each other, after the Closing to facilitate the orderly transition of the Business to Buyer after the Closing and to minimize any disruption to the Business that might result from the transactions contemplated by this Agreement.  After the Closing, upon reasonable written notice, Buyer, on the one hand, and Parent, on the other hand, shall furnish or cause to be furnished to the other and the other’s Affiliates and their officers, employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Business (to the extent within the control of such Party) as is reasonably necessary for financial reporting, accounting and Tax matters.

(ii)  Buyer, on the one hand, and Parent, on the other hand, shall reimburse the other for reasonable and documented out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6(d).  Neither Party shall be required by this Section 6(d) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, those of the Business).

(e)  Non-Competition; Non-Solicitation.  (i)  For a period of three years from and after the Closing Date (or, solely in the case of the active pharmaceutical ingredients bacitracin and bacitracin zinc, five years), neither Parent nor any of its Subsidiaries or Affiliates (in their capacity as such) will, directly or indirectly, manufacture or sell the active pharmaceutical ingredients set forth on Section 6(e)(i) of the Disclosure Schedule primarily for incorporation into finished dose human pharmaceutical products (the “API Competitive Activities”); provided, however, that it shall not be a violation of this Section 6(e)(i) for Parent or any of its Affiliates or Subsidiaries to (A) own or acquire any equity securities (or securities convertible into equity securities) of any Person which invests in, manages or operates a business that engages in API Competitive Activities, in each case, provided that such equity securities (or securities convertible into equity securities) represent less than 5% of the outstanding capital stock of such Person, (B) own or acquire all or a majority of the stock or assets of any Person that derives 10% or less of its annual consolidated revenues from API Competitive Activities, (C) develop, manufacture or sell active pharmaceutical ingredients primarily intended for incorporation into finished dose non-human pharmaceutical products, (D) operate Parent’s animal health division or any other business consisting of the research, development, manufacture, distribution or sale of animal health products or (E) consummate any of the transactions contemplated by this Agreement, any Ancillary Agreement and any Intercompany Assumed Agreement and comply with the terms of this Agreement, each Ancillary Agreement and each Intercompany Assumed Agreement.  Subject to Section 11(d), nothing in this Section 6(e)(i) shall prevent any sale of all or substantially all of the assets or the business of Parent’s animal health division by Parent and its Affiliates to any Person; provided such purchaser shall be subject to the provisions of this Section 6(e)(i).

                    (ii)  For a period of three years from and after the Closing Date (or, solely in the case of the active pharmaceutical ingredients bacitracin and bacitracin zinc, five years), neither Buyer nor any of its Subsidiaries or Affiliates (in their capacity as such) will, directly or indirectly, manufacture or sell active pharmaceutical ingredients that are set forth on Section 6(e)(ii) of the Disclosure Schedule primarily intended for incorporation into the finished dose animal pharmaceutical products (the “AH Competitive Activities”); provided, however, that it shall not be a violation of this Section 6(e)(ii) for Buyer or any of its Affiliates to (A) own or acquire any equity securities (or securities convertible into equity securities) of any Person which invests in, manages or operates a business that engages in AH Competitive Activities, in each case, provided that such equity securities (or securities convertible into equity securities) represent less than 5% of the outstanding capital stock of such Person, (B) own or acquire all or a majority of the stock or assets of any Person that derives 10% or less of its annual consolidated revenues from AH Competitive Activities, (C) develop, manufacture or sell active pharmaceutical ingredients primarily intended for incorporation into finished dose human pharmaceutical products, (D) operate the Business in the manner it is conducted as of the date of this Agreement, (E) consummate any of the transactions contemplated by this Agreement, any Ancillary Agreement and any Intercompany Assumed Agreement and comply with the terms of this Agreement, each Ancillary Agreement and each Intercompany Assumed Agreement or (F) manufacture or sell any of the Products listed on Section 6(e)(ii)(F) of the Disclosure Schedule in human grade (the “Exception Products”); provided that none of Buyer nor its Subsidiaries or Affiliates may knowingly manufacture the Exception Products for or sell the Exception Products to customers who intend to incorporate the Exception Products into finished dose non-human pharmaceutical products, except for annual sales of the Exception Products in any fiscal year in an aggregate amount no greater than an amount equal to 105% of the average of the aggregate yearly sales of the Exception Products by the Business for the 2006 and 2007 fiscal years (the “Exception Product Sales Cap”); provided however that for the fiscal year commencing on January 1, 2009 the Exception Product Sales Cap shall increase by  5%, and shall increase by an additional 5% for each fiscal year thereafter. Prior to the Closing Date, Parent shall deliver to Buyer a list of the customers who incorporated the Exception Products into finished dose non-human pharmaceutical products, together with a statement setting out total sales by the Business in each of 2006 and 2007 of the Exception Products that were used in connection with finished dose non-human pharmaceutical products.  Subject to Section 11(d), nothing in this Section 6(e)(ii) shall prevent any sale of all or substantially all of the assets or the business of the Business by the Buyer Entities to any Person; provided such purchaser shall be subject to the provisions of this Section 6(e)(ii).

(iii)  For a period of twelve (12) months following the Closing Date, none of Parent nor any of its Subsidiaries shall induce, solicit or encourage any Person who is at such time a Transferred Employee to leave or curtail his or her employment with the Buyer Entities; provided, however, that it shall not be a violation of this Section 6(e)(iii) for Parent or any of its Subsidiaries to engage in general advertising or employee search activities targeted to a broad pool of potential applicants for a position (and not specifically targeting employees of the Buyer Entities).

(iv)  Except as otherwise specifically required by this Agreement, from the date of this Agreement until twelve (12) months following the Closing Date, the Buyer Entities shall not induce, solicit or encourage any Person who is an employee of Parent or its Affiliates, other than the Transferred Employees, to leave or curtail his or her employment with Parent or its Affiliates; provided, however, that it shall not be a violation of this Section 6(e)(iv) for any of the Buyer Entities to engage in general advertising or employee search activities targeted to a broad pool of potential applicants for a position (and not specifically targeting employees of Parent or its Subsidiaries).

(f)  Use of Name and Trademarks. Buyer shall promptly, and in any event within twelve (12) months after the Closing Date, revise product literature and labeling to (a) delete all references to the Seller Name and (b) delete all references to Parent’s or any of its Affiliates’ customer service address or phone number; provided, however, that (i) for a period no longer than twelve (12) months after the Closing Date, Buyer and its Affiliates shall have the right to use, solely in connection with the operation of the Business, printed purchase orders, sales invoices, marketing materials, stationary, printed forms, other documents and office supplies, in each case, on hand on the Closing Date, containing the Seller Name thereon, and (ii) for the shorter of twenty-four (24) months after the Closing Date or such time as the use of packaging materials, stocks and shipping supplies is necessary to comply with applicable marketing authorizations, Buyer and its Affiliates shall have the right to use, solely in connection with the operation of the Business, packaging materials, stocks and shipping supplies (collectively, together with the materials described in clause (i) above, the “Marketing Material”), in each case, on hand on the Closing Date, containing the Seller Name thereon.  Buyer shall promptly, and in any event within one-hundred-eighty (180) days after the Closing Date, amend the certificate of incorporation, approval certificate, business license or other relevant corporate documentation of the Target Companies and Target Subsidiaries (as the case may be) to delete any references to the Seller Name in the names of the Target Companies and Target Subsidiaries.  In no event shall Buyer use the Seller Name (or any name confusingly similar thereto), or any of Parent’s or its Affiliates’ addresses, phone numbers or the Marketing Materials after the Closing in any manner or for any purpose different from the use of the Seller Name, addresses, phone numbers or Marketing Materials by the Business during the 180-day period preceding the Closing Date.  With respect to the Inventory being transferred as part of the Acquired Assets and any Inventories of the Target Companies and Target Subsidiaries as of the Closing Date, Buyer may continue to sell such Inventory, notwithstanding that it bears the Seller Name, for a reasonable time after the Closing Date, not to exceed twenty-four (24) months.  “Seller Name” means “Alpharma”, any variations and derivatives thereof and any other logos or trademarks of Parent or its Affiliates not included in the Intellectual Property that is owned by the Target Companies or Target Subsidiaries and primarily used in or related to the Business.  Buyer shall use its reasonable best efforts to cause any marketing authorizations of the Business to be revised to remove any references to the Seller Name as soon as practicable but in no event less than twenty-four (24) months after the Closing Date.  After the Closing, none of Parent nor any of the Subsidiaries shall, directly or indirectly, use or do business, or allow any of its Affiliates to use or do business under the names and marks “A.L. Laboratories” and Apothekernes Laboratorium” (or any other name confusingly similar to such names and marks).

(g)  Employee Benefits Matters.(i)  From and after the date hereof until the Closing, Buyer shall reasonably consult with Parent before distributing any communications to any Employees of the Business relating to employee benefits or post-Closing terms of employment.  From after the date hereof, Sellers shall reasonably consult with Buyer before distributing any communications to any Employees of the Business regarding or relating to the transactions contemplated hereby, and shall incorporate Buyer’s reasonable comments in such communications.  Parent shall reasonably consult with Buyer before any negotiations or consultation process with works councils that are required to accomplish the transfer of any Employees of the Business to the Buyer Entities.

(ii)  Prior to the Closing and effective on the Closing Date, Buyer or its Affiliates will offer employment to each of the Employees set forth on Section 6(g)(ii) of the Disclosure Schedule (the “Assumed Employees”) at the same wage or salary levels, as applicable, and with employee benefits that are no less favorable in the aggregate than the employee benefits of such Assumed Employees as of the date hereof.  The Buyer Entities shall bear 100% of the costs relating to, and shall indemnify and hold harmless Parent and its Subsidiaries from and against, any claims made by any Assumed Employee for any statutory or common law severance or other separation benefits, any contractual or other severance or separation benefits and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a Judgment of a court having jurisdiction over the Parties), in each case, arising out of or in connection with the failure of the Buyer Entities to make an offer of employment to or continue the employment of any Assumed Employee in accordance with this Agreement.

(iii)  For a period of two years immediately after the Closing Date, the Buyer Entities shall provide to Transferred Employees the same base salary or wage rates, as applicable, and employee benefits under plans, programs and arrangements (other than equity-based plans) which, in the aggregate, will provide benefits to the Transferred Employees which are no less favorable in the aggregate to the benefits provided by Parent and its Subsidiaries immediately prior to the Closing Date (excluding any equity-based compensation or benefits).  Notwithstanding the foregoing, nothing contemplated by this Agreement shall be construed as requiring either Buyer, its Affiliates or the Target Companies and the Target Subsidiaries to be obligated to continue the employment of any Transferred Employees for any period after the Closing Date.

(iv)  Notwithstanding Section 6(g)(iii) above, effective from and after the Closing Date, (1) with respect to non-U.S. Transferred Employees, the Buyer Entities shall provide to such Transferred Employees the same terms and conditions of employment (including Employee Benefit Plans, programs, social insurance contribution or arrangements) to the extent required by applicable Law in any non-U.S. jurisdiction such that Parent and Parent’s Subsidiaries shall avoid any liability that would otherwise result from a failure to maintain the same terms and conditions (including Employee Benefit Plans, programs or arrangements), and (2) with respect to Transferred Employees covered by Collective Bargaining Agreements, the Buyer Entities shall remain bound by or, as applicable, assume such Collective Bargaining Agreements and provide to such Transferred Employees the same terms and conditions of employment (including Employee Benefit Plans, programs or arrangements) to the extent required by the applicable Collective Bargaining Agreements or by applicable Law.

(v)  For the two-year period immediately following the Closing Date, the Buyer Entities shall provide severance or similar termination benefits to each Transferred Employee who is covered by the Retention Arrangements, Alpharma Severance Plan included in Section 6(g)(v) of the Disclosure Schedule or any severance plan maintained by any of the Target Companies (the “Target Company Severance Plans”) immediately prior to the Closing Date and whose employment is terminated by the Buyer Entities within such two-year period for reasons other than for “cause” (as defined in the Alpharma Severance Plan) at least as favorable to the Transferred Employees as those contained in the Retention Arrangements, the Alpharma Severance Plan or the Target Company Severance Plans.

(vi)  Effective from and after the Closing Date, the Buyer Entities shall (A) recognize, for all purposes (other than benefit accrual under a defined benefit pension plan other than any Target Company Benefit Plan) under all Employee Benefit Plans, programs and arrangements established or maintained by the Buyer Entities for the benefit of the Transferred Employees, service with the Asset Sellers, the Target Companies and the Target Subsidiaries prior to the Closing Date to the extent such service was recognized under the corresponding Seller Employee Benefit Plan covering such Transferred Employees including, for purposes of eligibility, vesting and benefit levels and accruals, and (B) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by the Buyer Entities for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Seller Employee Benefit Plan and (C) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date for the plan year in which the Closing occurs.

(vii)  Effective from and after the Closing Date, the Buyer Entities shall assume, honor, and perform all obligations and liabilities in respect of any Transferred Employee for (A) all accrued but unused flex time, vacation days and sick days to which any Transferred Employee is entitled as of the Closing Date under the Seller Employee Benefit Plans and (B) claims for hospital, medical, dental or other health benefits, expenses or other reimbursements relating to any medical service, product or confinement provided to or in respect of any Transferred Employee (or his or her eligible dependents) incurred on or after the Closing Date or prior to the Closing Date to the extent accrued on the Statement.

(viii)  As a result of Buyer’s acquisition of the outstanding stock or equity interests (as the case may be) of the Target Companies and the Target Subsidiaries, the Buyer Entities shall retain and be liable for all of the Seller Employee Benefit Plans sponsored by the Target Companies and the Target Subsidiaries, including the defined benefit pension plans and defined contribution plans set forth on Section 6(g)(viii) of the Disclosure Schedule.  Buyer shall assume any liabilities with respect to (i) any early retirement pension plans for the benefit of Employees of the Business and former employees of the Business in Norway and Denmark and (ii) any severance plans or arrangements for the benefit of any Employees of the Business or any former employees of the Business in Norway and Denmark.

(ix)  For the two-year period immediately following the Closing Date, the Buyer Entities shall maintain the defined contribution plans sponsored by the Target Companies and the Target Subsidiaries, and shall provide to each of the Transferred Employees who participates in any such plan immediately prior to the Closing Date with a level of benefits pursuant to such plan that is no less favorable than the level of benefits provided under such plan immediately prior to the Closing Date.

(x)  Effective as of the Closing Date, Seller shall cause all U.S. Transferred Employees to be 100% vested in their benefits under the Alpharma Inc. Pension Plan; the A.L. Pharma Supplemental Pension Plan; the Alpharma Inc. Savings Plan and the Alpharma Inc. Prior Supplemental Savings Plan, the Alpharma Inc. 2005 Supplemental Savings Plan and the Alpharma Inc. 2007 Supplemental Savings Plan and shall permit distributions in accordance with the terms of such plans.  No assets or liabilities from the Alpharma Inc. Pension Plan or the A.L. Pharma Supplemental Pension Plan shall be transferred to the Buyer Entities or to any pension plan maintained by Buyer or one of its Subsidiaries, and Seller shall remain responsible for any and all liabilities to Employees of the Business in respect of the Alpharma Inc. Pension Plan or the A.L. Pharma Supplemental Pension Plan.  As of the Closing Date, Seller shall contribute, to the extent not already contributed prior thereto, an aggregate cash amount to the Alpharma Inc. Savings Plan on behalf of the Transferred Employees equal to the “employer matching contributions” payable for the calendar year in which the Closing occurs under the Alpharma Inc. Savings Plan with respect to the elective deferred contributions actually made by the Transferred Employees to such plans prior to the Closing Date.

(xi)  Effective from and after the Closing Date, the Buyer Entities shall assume, honor, and perform all obligations and liabilities under (A) the Retention Arrangements listed on Section 6(g)(xi)(A) of the Disclosure Schedule; provided that Parent shall reimburse Buyer to the extent that amounts paid pursuant to the Retention Arrangements exceed the Retention Threshold; provided further, that Parent shall not be obligated to reimburse Buyer under any Retention Arrangement to the extent any Buyer Entity amends any such Retention Arrangement, (B) the Bonus Obligations (to the extent such obligations have not been paid as of the Closing Date), (C) the Pension Obligations, (D) the Early Retirement Obligations listed on Section 6(g)(xi)(D) of the Disclosure Schedule and (E) the Severance Obligations.

(xii)  The provisions of this Section 6(g) are solely contractual commitments between the parties to this Agreement that may be waived or amended at any time by the parties hereto without regard to the impact of such waiver or amendment on any employee, former employee or other third party.  The provisions of this Section 6(g) are solely for the benefit of the parties to this Agreement, and no employee or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Employee Benefit Plan or Collective Bargaining Agreement for any purpose.  For the avoidance of doubt, nothing herein is or shall be deemed a guarantee of continued employment with respect to any Employee of the Business.

(h)  Insurance.  (A)    From and after the Closing Date for a period of not less than five (5) years, Buyer will maintain product liability insurance policies with insurance companies that have a current Best’s or Standard & Poor’s rating of not less than “A-” and a current policyholder’s surplus of not less than $1,000,000,000 (or the equivalent if a non-U.S. insurer).  Such insurance policies will designate Parent as an additional insured.  Furthermore, the policies shall provide for a waiver of subrogation in favor of Parent.  The limits of liability, deductibles or retentions of such product liability insurance will be similar in all material respects to the limits of liability, deductibles or retentions maintained by companies of a similar financial size and a similar business purpose as that conducted by the Business after giving effect to the transactions contemplated hereby.

(B)  From and after the Closing Date, Parent will maintain the interest and rights of the Target Companies and Target Subsidiaries up to the Closing Date as

additional insureds as their interests may appear or beneficiaries or in any other capacity under the “claims made” or “occurrence reported” policies within the Alpharma Global Insurance Program in respect of claims made or occurrences reported during the period prior to the Closing Date.  Any Insurance proceeds received by Seller after the Closing under such policies and programs in respect of the Target Companies and the Target Subsidiaries with respect to liabilities that Parent has Knowledge of prior to the Closing that would be Assumed Liabilities if the Target Companies and Target Subsidiaries were Asset Sellers shall be for the benefit of Buyer and its Subsidiaries; provided that liabilities or expenses resulting from deductibles, self-insurance retentions, or other amounts, including allocated and unallocated loss expenses, as defined in the policies governing such benefits, shall be borne by Buyer and its Subsidiaries; provided further that 50% of any liabilities resulting from product liability claims made between the date of this Agreement and the Closing Date under Parent’s U.S. product liabilities policy that would be reimbursable under the terms of such policy except for the deductible on such policy shall be borne by Parent, provided however that the aggregate amount of such liabilities to be borne by Parent for all claims under this proviso will be limited to $2,500,000 in aggregate.

(i)  Confidentiality.  Except to the extent disclosure is required by applicable Law, Parent shall keep confidential, and shall cause its Subsidiaries to keep confidential, all information relating to the Business (“Confidential Business Information”), except with respect to Confidential Business Information (A) that is available to the public prior to the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 6(i) or (B) that becomes available to Parent or its Subsidiaries after the Closing Date on a non-confidential basis from a source other than Buyer or its Subsidiaries; provided that such source was not known by the recipient to be bound by a confidentiality obligation to Buyer with respect to such information.  Notwithstanding the foregoing sentence, Parent shall be permitted disclose Confidential Business Information to the extent such information is related to a business other than the Business.  The covenant set forth in this Section 6(i) shall terminate on the first anniversary after the Closing Date.

(j)  Transition Services Agreement.  At the Closing, Buyer and Parent shall enter into, execute and deliver the Transition Services Agreement.

(k)  Closure of Beijing Representative Office.  From and after the Closing Date, Buyer and Parent and each of their Affiliates shall cooperate in closing the Beijing Representative Office of Alpharma AS (“BRO”).  At Buyer's request, Parent shall permit its or its Subsidiary’s employee or agent to be the representative officer of the BRO for the sole purpose of winding down the office, in which event Buyer shall incur no employment related liability for such designated employee or agent, who shall remain at all times the employee or agent of Parent or its Subsidiary.

(l)  Patent Licenses. Effective as of the Closing, the Buyer Entities hereby grant to Sellers and their Affiliates a perpetual, transferable, nonexclusive, worldwide,

paid-up, royalty-free license to the Non-Exclusive Patents as defined in Section 4(k)(i) of the Disclosure Schedule.

SECTION 7.  Conditions to Obligation to Close.

(a)  Conditions to Buyer’s Obligation.  Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)  the representations and warranties set forth in Section 3(a) and Section 4 shall be true and correct as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of the Closing Date (without giving effect to any qualifications and limitations as to “materiality,” “Material Adverse Effect” and “Material Adverse Change” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect;

(ii)  Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing required by this Agreement to be performed or complied with by Sellers by the time of Closing;

(iii)  there shall not be any Judgment in effect preventing consummation of any of the transactions contemplated by this Agreement and no action, suit, claim or proceeding shall be pending that would reasonably be expected to prohibit or enjoin the consummation of the transactions contemplated by this Agreement;

(iv)  Parent shall have delivered a waiver of the non-competition and non-solicitation provisions in respect of Parent set out in the Agreement between Alpharma AS and Carl-Aake Carlsson dated November 9, 2007; provided that such waiver shall only be required to be delivered pursuant to this clause (iv) to the extent necessary to allow Carl-Aake Carlsson to continue to be employed by the Business following the Closing;

(v)  Parent shall have delivered to Buyer a certificate executed by an authorized officer of Parent to the effect that each of the conditions specified above in Sections 7(a)(i) and (ii) is satisfied in all respects;

(vi)  all applicable waiting periods (and any extensions thereof) or required approvals, authorizations or consents under the Hart-Scott-Rodino Act or any material Foreign Merger Control Law shall have expired, been obtained or otherwise been terminated, as applicable;

(vii)  Parent shall have delivered to Buyer certificates complying with the Code and Treasury Regulations, in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that none of the Acquired Assets is a U.S. real property interest; if no such certificate is received by the

Closing, there shall be withholding to the extent required by Section 1445 of the Code (and the amount of any such withholding shall be treated as part of the Purchase Price);

(viii)  since the date of this Agreement, there shall not have occurred a Material Adverse Effect; and

(ix)  completion of the Pre-Closing Restructuring, unless Buyer waives such condition and the Parties agree to proceed with the Alternative Structuring.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b)  Conditions to Sellers’ Obligation.  Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)  the representations and warranties set forth in Section 3(b) above shall be true and correct as of the Closing Date immediately before the Closing (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of the Closing Date (without giving effect to any qualifications and limitations as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Transaction and the other transactions contemplated by this Agreement, including the Financing;

(ii)  Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing required by this Agreement to be performed or complied with by Buyer by the time of Closing;

(iii)  there shall not be any Judgment in effect preventing consummation of any of the transactions contemplated by this Agreement and no action, suit, claim or proceeding shall be pending that would reasonably be expected to prohibit or enjoin the consummation of the transactions contemplated by this Agreement;

(iv)  Buyer shall have delivered to Parent a certificate executed by an authorized officer of Buyer to the effect that each of the conditions specified above in Sections 7(b)(i) and (ii) is satisfied in all respects; and

(v)  all applicable waiting periods (and any extensions thereof) or required approvals, authorizations or consents under the Hart-Scott-Rodino Act or any material Foreign Merger Control Law shall have expired, been obtained or otherwise been terminated, as applicable.

Sellers may waive any condition specified in this Section 7(b) if Parent executes a writing so stating at or prior to the Closing.

(c)  Frustration of Closing Conditions.  Neither Buyer, on the one hand, nor Sellers, on the other hand, may rely on the failure of any condition set forth in this Section 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with its obligations under this Agreement, including using its reasonable best efforts to cause the Closing to occur and to arrange the Financing as required by Section 5(c).

SECTION 8.  Remedies for Breaches of This Agreement.

(a)  Survival.  All of the representations and warranties in Sections 3 and 4 of this Agreement (other than Section 4(i)) and the covenants contained in Section 5 shall survive the Closing and continue in full force and effect for a period of 18 months thereafter; provided, that all of the representations and warranties of Parent or Buyer, as the case may be, contained in Sections 3(a)(ii), 3(a)(iii), 3(b)(ii), 3(b)(x), 4(b) and 4(o) shall survive the Closing and continue in full force and effect for a period of three years thereafter.  The representations and warranties in Section 4(i) shall not survive the Closing.  The covenants contained herein (other than those contained in Section 5) shall survive indefinitely except as otherwise specified herein.

(b)  Indemnification by Parent.  Subject to Section 8(e) below, in the event of any breach or inaccuracy of any of the representations, warranties or covenants made by Parent or any Seller (other than a breach or inaccuracy of a representation, warranty or covenant in respect of Taxes, which shall be subject exclusively to Section 9(b) below) contained herein, provided that Buyer makes a written claim for indemnification against Parent pursuant to Section 8(d) below within the applicable survival period, Parent shall indemnify Buyer, its Affiliates (including, after the Closing Date, the Target Companies and the Target Subsidiaries) and each of their stockholders, members, partners, directors, officers, employees, agents and representatives (the “Buyer Indemnitees”) from and against any Losses any of them has suffered through and after the date of the claim for indemnification by Buyer caused by or arising from Parent’s or such Seller’s breach or inaccuracy.  In addition, Parent agrees to indemnify the Buyer Indemnitees from and against any Losses any of them shall suffer caused by or arising from any liability that is an Excluded Liability.

(c)  Indemnification by Buyer.  In the event of any breach of inaccuracy of any of the representations, warranties and covenants made by Buyer contained herein, provided that Parent makes a written claim for indemnification against Buyer pursuant to Section 8(d) below, Buyer shall indemnify Parent, its Affiliates and each of their stockholders, members, partners, directors, officers, employees, agents and representatives (the “Seller Indemnitees”) from and against any Losses any of them has suffered through and after the date of the claim for indemnification by Parent caused by or arising from Buyer’s breach or inaccuracy.  Buyer agrees to indemnify the Seller Indemnitees from and against any Losses any of them shall suffer caused by or arising from any liability that is an Assumed Liability or any liability that would be an Assumed Liability if the Target Companies or Target Subsidiaries were Asset Sellers.

(d)  Procedures.  (i)  Third Party Claims.  (A)  In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under Section 8(b) or (c) in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Person from whom it is requesting indemnification (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third Party Claim promptly following receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice).  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(B)  If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnified Party.  Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  The Indemnifying Party shall be liable for the fees, costs and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above).  If both the Indemnifying Party and the Indemnified Party are parties to or subjects of a Third Party Claim and the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it that are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party; provided that in any case the Indemnifying Party shall not be obligated to pay the expenses of more than one separate counsel for all Indemnified Parties, taken together.  Each Party shall cooperate in the defense or prosecution of any Third Party Claim and the Party controlling the defense thereof shall keep the other party reasonably advised of the status of such defense.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying

Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and which unconditionally and irrevocably releases the Indemnified Party completely in connection with such Third Party Claim.  All claims under Section 8(b) and (c) other than Third Party Claims shall be governed by Section 8(d)(ii).

(ii)  Other Claims.  If any Indemnified Party should have a claim against any Indemnifying Party under Section 8(b) and (c) that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party after obtaining knowledge of such claim.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 8(b) and (c), except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.  If the Indemnifying Party does not notify the Indemnified Party within 60 calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 8(b) and (c), such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 8(b) and (c) and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(e)  Limitations on Indemnification.  (i)  Notwithstanding anything to the contrary herein, Parent shall not be required to indemnify any Buyer Indemnitee for any Losses arising from any breach or inaccuracy of any representations or warranties contained in Sections 3(a) and 4 unless and until the aggregate amount of all such claims is at least equal to $4,100,000 (and Parent shall only be required to indemnify Buyer for such claims in excess of such amount).  Parent’s aggregate amount of liability under Section 8(b) for breaches and inaccuracies of any representations or warranties contained in Sections 3(a) and 4 is limited to an amount equal to $60,000,000.  Parent shall not have any liability under Section 8(b) for any individual item where the Loss relating thereto is less than $75,000.

(ii)  Notwithstanding anything to the contrary herein, Parent shall not be obligated to indemnify Buyer against any Losses arising from or relating to any claim or liability to the extent such claim or liability or the Losses therefrom as and to the extent such liabilities are reflected in the Statement or the FX Statement.

(f)  Calculation of Losses.  (i)  The amount of any Loss for which indemnification is provided under this Section 8 and under Section 9 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss less the aggregate cost and expense of pursuing any such insurance claims.

(ii)  The amount of any Loss for which indemnification is provided under this Section 8 and under Section 9 shall be reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss and shall be increased by the amount of the Income Tax, if any, attributable to the receipt of such indemnity payment subject to the Parties’ compliance with Section 8(h).  Tax benefits are to be determined using the assumptions that each Party pays federal, state, local and foreign Tax at the highest applicable corporate Tax rate and can fully utilize any available Tax benefits.

(iii)  Except as otherwise provided in this Section 8(f), in any case where the Indemnified Party subsequently recovers from third parties any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to Section 8 or Section 9, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.

(g)  Exclusive Remedy; No Consequential Damages; Mitigation.  (i)  Subject to Section 11(k), the Parties acknowledge and agree that, after the Closing, the foregoing indemnification provisions in this Section 8 and, with respect to Taxes, the provisions of Section 9, shall be the exclusive remedy of the Parties with respect to claims relating to this Agreement, the transactions contemplated by the Agreement, and the Business and its assets and liabilities (other than for fraud).  Without limiting the generality of the foregoing, Buyer acknowledges and agrees that it shall not have any remedy after the Closing for any breach of the representations and warranties in Sections 3(a) and 4 above, with respect to which Buyer fails to make a written claim for indemnification within the applicable survival period set forth in Section 8(a) above (other than for fraud).  In furtherance of the foregoing, each of Buyer and Parent, for itself and its Affiliates (including the Target Companies and Target Subsidiaries), waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) for damages it may have against the other or its Affiliates arising under this Agreement, any document or certificate delivered in connection herewith, any applicable Law (including the United States Comprehensive Environmental Response, Compensation, and Liability Act and any other Environmental Law), common law or otherwise, except pursuant to the indemnification provisions set forth in this Section 8.

(ii)  None of Buyer, any Target Company, any Target Subsidiary, any Asset Seller or any of their respective Subsidiaries shall be liable or otherwise responsible to any other Person for consequential, incidental, special or punitive damages arising out of, or relating to, this Agreement or the transactions contemplated by this Agreement, the performance or breach of this Agreement or any liability or obligation retained or assumed under this Agreement, other than any such consequential, incidental, special or punitive damages that are the subject of a Third Party Claim for which indemnification is available hereunder.

(iii)  Buyer and Parent shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by using its reasonable best efforts to mitigate or resolve any such claim or liability.  In the event that Buyer or Parent shall fail to use such reasonable best efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any Person for any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if Buyer or Parent, as the case may be, had made such efforts.

(iv)  The rights to indemnification under this Section 8 shall not be adversely affected or deemed waived by reason of the fact that Buyer, its employees, agents or representatives became aware after the date of this Agreement that any representation or warranty is or might be breached or inaccurate; provided that the forgoing limitation on indemnification shall not apply to the knowledge of Buyer, its employees, agents and representatives of any breach or inaccuracy of any representation or warranty as of the date of this Agreement.

(h)  Tax Treatment of Indemnity Payments.  Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes unless there is no reasonable basis for doing so under the applicable Tax Law.

(i)  No Duplicative Payments.  Notwithstanding anything to the contrary in this Agreement, it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required to be paid under this Agreement, and this Agreement shall be construed accordingly.

SECTION 9.  Tax Matters.

(a)  Tax Sharing Agreements.  Any Tax sharing agreement between Sellers and their Subsidiaries (other than the Target Companies and the Target Subsidiaries) on the one hand and any of the Target Companies or the Target Subsidiaries on the other hand shall be terminated as of the Closing Date.

(b)  Tax Indemnification by Parent.  (i)  From and after the Closing, Parent shall indemnify the Buyer Indemnitees against and hold them harmless from any Losses to the extent attributable to:

(A)  except as provided in Section 9(c), any Income Taxes imposed on the Target Companies or the Target Subsidiaries, or imposed with respect to the Acquired Assets, for any Pre-Closing Tax Period,

(B)  except as provided in Section 9(c), any Non-Income Taxes imposed on the Target Companies or the Target Subsidiaries or imposed with respect to the Acquired Assets, for any Pre-Closing Tax Period, but only to the extent the aggregate amount of such Non-Income Taxes is in excess of the aggregate reserves for Non-Income Tax liabilities included in the Statement,

(C)  any Taxes that may be imposed on any Target Company or any Target Subsidiary as a result of being a member of a consolidated, combined, unitary or similar group of corporations or other taxpayers at any time on or prior to the Closing Date other than a group consisting solely of Target Companies and/or Target Subsidiaries,

(D)  any Taxes for any Pre-Closing Tax Period of any Person (other than any Target Company or Target Subsidiary) imposed on any Target Company or Target Subsidiary as a transferee or successor, by contract or pursuant to any law,

(E)  all liability from any breach of Sellers’ covenants in this Section 9 relating to Taxes,

(F)  any Transfer Taxes for which Parent is liable under Section 9(k),

(G)  any non-U.S. Taxes (other than Transfer Taxes and VAT) of any Seller, Target Company or Target Subsidiary arising solely on the Closing Date solely by reason of the transfers of the Target Shares and the Acquired Assets contemplated by this Agreement,

(H)  any reasonable legal and accounting expenses related thereto, and

(I)  any liability resulting from any obligation of a Target Company or Target Subsidiary under any stock purchase, asset purchase, merger or other similar agreement entered into before the date hereof to indemnify any other Person (other than a Target Company or Target Subsidiary) for any Taxes attributable to a Pre-Closing Tax Period, provided that after the Closing Date such Target Company or such Target Subsidiary has not waived any defense it may have against any such obligation without the prior consent of Parent.

(ii)  Any amount payable under subparagraphs 9(b)(i)(A) and 9(b)(i)(C) above shall be reduced by any Tax benefit attributable to any net operating losses (or similar Tax attributes) or any Tax credit of any Target Company or any Target

Subsidiary to which Buyer succeeded.  Such Tax benefit is to be determined using the assumptions that each Party pays federal, state, local or foreign Tax at the highest applicable corporate Tax rate and can fully utilize any available Tax benefits.

(iii)  Notwithstanding the foregoing, Parent shall not indemnify any Buyer Indemnitee for any Tax in respect of any Pre-Closing Tax Period that is (A) an Assumed Liability or (B) recoverable by any Buyer Indemnitee in a Post-Closing Tax Period (including, for the avoidance of doubt, Taxes attributable to timing differences).

(c)  Tax Indemnification by Buyer.  From and after the Closing, Buyer, the Target Companies and the Target Subsidiaries shall, jointly and severally, indemnify the Seller Indemnitees and hold them harmless from (i) any Taxes imposed on any Seller Indemnitee (as they relate to the Business), the Target Companies, or the Target Subsidiaries, or imposed with respect to the Acquired Assets, for any Post-Closing Tax Period, (ii) any Transfer Taxes for which Buyer is liable under Section 9(k), (iii) any breach by Buyer or any of its Affiliates of any covenant contained in Section 6(b) or 6(c), (iv) all liability from any breach of Buyer’s covenants in this Section 9 relating to Taxes, and (v) any reasonable legal and accounting expenses related thereto.

(d)  Straddle Periods.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):

(i)  real, personal and intangible property Taxes (“Property Taxes”) of the Target Companies, or the Target Subsidiaries, or imposed with respect to the Acquired Assets, for the Pre-Closing Tax Period shall be allocated to the Pre-Closing Tax Period on a pro rata basis (based on the number of days during such taxable period elapsed prior to the Closing Date).  If at the time of Closing, the tax rate or the assessed valuation for the year in which the Closing occurs has not yet been fixed, Property Taxes shall be prorated based upon the tax rate and the assessed valuation established for the previous tax year; and

(ii)  the Taxes (other than Property Taxes) of the Target Companies, or the Target Subsidiaries, or imposed with respect to the Acquired Assets, for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the day immediately preceding the Closing Date.

(e)  Tax Returns; Tax Payments.  (i)  Parent shall be responsible for the preparation and filing (taking into account any extensions received from the relevant Taxing Authorities) of all Tax Returns required by Law to (A) be filed by Parent or any of its Subsidiaries, or (B) be filed by any of the Target Companies or Target Subsidiaries prior to the Closing Date.

(ii)  Buyer, the Target Companies and the Target Subsidiaries shall be responsible for the preparation and filing (or causing to be filed) of all other Tax Returns related to Target Companies or the Target Subsidiaries.  Buyer, the

Target Companies and the Target Subsidiaries shall not, without the prior consent of Parent, engage any outside service provider in connection with any Tax Return of any Target Company or any Target Subsidiary for any tax year that ends before the Closing Date to be filed after the Closing Date, and Buyer, the Target Companies and the Target Subsidiaries shall not, without the prior consent of Parent, engage Ernst & Young for purposes of preparing any Tax Return of any Target Company or any Target Subsidiary that relates to a Straddle Period.  In the case of a Tax Return (A) for a Straddle Period or (B) for a Pre-Closing Tax Period filed after the Closing Date, Buyer shall prepare such Tax Return on a basis consistent with past practice and submit such Tax Return to Parent at least forty-five (45) calendar days prior to the due date for filing such Tax Return (it being understood that (A) this clause shall not limit Buyer’s right to reorganize the business arrangements of the Target Companies or the Target Subsidiaries with effect after the Closing Date, including the implementation of (or amendments to) any transfer pricing arrangements involving the Target Companies or Target Subsidiaries, and (B) Buyer shall, for purposes of preparing and filing the 2007 Norwegian Income Tax Return of Alpharma AS, cause Alpharma AS to opt out of “installment sale” treatment in respect of any transaction that occurred in 2007 and that would otherwise qualify for such treatment and shall cause Alpharma AS to apply any of its net operating losses against any gain realized from such transaction). If Parent objects to any item on such Tax Return, it shall, within thirty (30) days after delivery of such Tax Return, notify Buyer in writing that it so objects. If a notice of objection is duly delivered, Buyer and Parent shall negotiate in good faith and use their reasonable best efforts to resolve such items and, if they are unable to do so within ten (10) calendar days, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an accounting firm mutually selected by Buyer and Parent the cost of which shall be borne 50% by Parent and 50% by Buyer. Upon resolution of all disputed items, the relevant Tax Return shall be adjusted to reflect such resolution and shall be binding upon the Parties without further adjustment.

(iii)  All Taxes due and payable with respect to such Tax Returns will be paid by filer, subject to reimbursement by the other Party pursuant to Sections 9(b), 9(c) and 9(d).

(iv)  Buyer and Parent further agree, upon reasonable request, to use reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f)  Tax Proceedings.  (i)  If any Taxing Authority shall notify any Person entitled to indemnification under this Section 9 (the “Tax Indemnified Party”) of any Tax audit or proceeding, proposed Tax assessment or other Tax matter (a “Tax Proceeding”) which may give rise to a claim for indemnification against any other Party (the “Tax Indemnifying Party”) under this Section 9, then the Tax Indemnified Party shall promptly

(and in any event within 10 business days after receiving notice of the Tax Proceeding, with an expedited time frame where necessary to comply with governmental deadlines in connection with such Tax Proceeding) notify the Tax Indemnifying Party thereof in writing; provided, however, that failure to timely give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party has been prejudiced as a result of such failure (except that the Tax Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice).  Any such notice shall describe in reasonable detail the type of Tax involved in the Tax Proceeding, the tax year(s) at issue and the basis for the Tax claim against the Tax Indemnifying Party, and shall include a copy of any materials received from the applicable Taxing Authority in connection therewith.

(ii)  In the case of any Tax Proceeding:

(A)  the Controlling Party shall be entitled to appoint as lead counsel any legal counsel of its choice and shall control the conduct of the Tax Proceeding;

(B)  the Controlling Party shall provide the Noncontrolling Party with a timely and reasonably detailed account of each stage of the Tax Proceeding and a copy of the portions of all documents relating to the Tax Proceeding that are relevant to any Tax for which the Noncontrolling Party may be required to indemnify or may otherwise be liable;

(C)  the Controlling Party shall consult with the Noncontrolling Party before taking any significant action in connection with the Tax Proceeding that might adversely affect the Noncontrolling Party;

(D)  the Controlling Party shall consult with the Noncontrolling Party and offer the Noncontrolling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with the Tax Proceeding (including, to the extent practicable, any documents furnished to the applicable Taxing Authority in connection with any discovery request) to the extent such materials concern matters in the Tax Proceeding that could adversely affect the Noncontrolling Party;

(E)  the Controlling Party shall defend the Tax Proceeding diligently and in good faith;

(F)  the Noncontrolling Party shall reasonably facilitate to the extent requested by the Controlling Party, and shall not impede, the Tax Proceeding;

(G)  the Controlling Party and the Noncontrolling Party shall cooperate reasonably and in good faith in connection with any Tax Proceeding; and

(H)  the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, of the Noncontrolling Party if such settlement, compromise or abandonment would have an unindemnified adverse impact on the Noncontrolling Party.  If the Noncontrolling Party reasonably withholds such consent pursuant to the preceding sentence, the Parties shall negotiate in good faith to resolve their differences and, failing that, shall submit the matter to binding arbitration with a mutually acceptable arbitrator (with expedited time frames where necessary to comply with governmental deadlines in connection with such Tax Proceeding) to resolve the Parties’ dispute in connection with the Tax Proceeding.

(iii)  For purposes of this Section 9(f) and subject to subparagraph (v) below, “Controlling Party” means:

(A)  Parent for any Tax Proceeding relating to any Pre-Closing Tax Period other than a Straddle Period;

(B)  Parent for any Tax Proceeding concerning any consolidated, combined, unitary or group Tax Return that includes solely Parent or any of its Subsidiaries (except for a consolidated, combined, unitary or group Tax Return that includes Buyer or any of its Subsidiaries); and

(C)  Buyer for any Tax Proceeding relating to a Straddle Period with respect to Buyer or the applicable Subsidiary (including any Target Company or Target Subsidiary), or any Post-Closing Tax Period with respect to Buyer or the applicable Subsidiary (including any Target Company or Target Subsidiary) (other than a Tax Proceeding of which Parent is the Controlling Party pursuant to the preceding clause (B)).

(iv)  For purposes of this Section 9(f), “Noncontrolling Party” means:

(A)  Parent in the case of a Tax Proceeding with respect to which Buyer is the Controlling Party; and

(B)  Buyer in the case of a Tax Proceeding with respect to which Parent is the Controlling Party.

(v)  Notwithstanding the foregoing, the Tax Indemnifying Party may elect to control any Tax Proceeding which might result in a claim for indemnification being sought from it and may participate in the Tax Proceeding regardless of whether it chooses to control such Tax Proceeding.

(vi)  Notwithstanding any other provision of this Agreement to the contrary, neither Buyer, any Affiliate of Buyer, nor any other Person shall have any right to receive or obtain any information relating to, or have any rights with respect to, any consolidated, combined, unitary or group Taxes or Tax Returns of Parent or any of its Subsidiaries (other than information and rights relating solely to items of the Target Companies, the Target Subsidiaries and the Acquired Assets).  Furthermore, any rights of Buyer with respect to any consolidated, combined, unitary or group Taxes or Tax Returns of Parent or any of its Subsidiaries shall apply only to the extent that Buyer might be adversely affected, it being understood that any claim or issue that would increase Tax for which Parent is responsible and liable hereunder and decrease Tax for which Buyer is responsible and liable hereunder would not adversely affect Buyer.

(g)  Tax Refunds and Credits.  (i)  Any Income Tax refunds that are received by Buyer or any Target Company or any Target Subsidiary or any other Affiliate, and any amounts credited against Income Tax to which Buyer or any Target Company or any Target Subsidiary or any other Affiliate becomes entitled, that relate to a Pre-Closing Tax Period of any Target Company or any Target Subsidiary shall be for the account of Parent, and Buyer shall pay over to Parent any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

(ii)  Any Non-Income Tax refunds that are received by Buyer or any Target Company or any Target Subsidiary or any other Affiliate, and any amounts credited against Non-Income Tax to which Buyer or any Target Company or any Target Subsidiary or any other Affiliate becomes entitled, that relate to a Pre-Closing Tax Period of any Target Company or any Target Subsidiary shall be for the account of Parent, and Buyer shall pay over to Parent any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, to the extent such refund or credit is attributable to Non-Income Taxes paid by Parent or any of its Affiliates or for which Buyer was indemnified pursuant to Section 9(b)(i)(B) above.

(iii)  To the extent requested by Parent, and at Parent’s expense, Buyer shall reasonably cooperate with Parent in applying for and obtaining any available Tax refunds with respect to Pre-Closing Tax Periods, provided however, none of Buyer, any Target Company or any Target Subsidiary shall be required to take any action or position, that would materially adversely affect any of Buyer or any of its Affiliates or any Target Company or any Target Subsidiary.

(h)  Cooperation.  Buyer, on the one hand, and Parent (on behalf of its Affiliates), on the other hand, agree, in each case to the extent reasonably requested by the other Party and at no cost to the other Party, to

(i)  furnish to the other Party in a timely manner information and documents for purposes of preparing any original or amended Tax Returns to which Section 9(d)(ii) applies and contesting or defending any Tax Proceeding;

(ii)  cooperate in good faith in any Tax Proceeding;

(iii)  retain and provide on demand books, records, documentation or other information relating to any Tax Return until the later of (A) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (B) in the event any claim is made under this Agreement for which such information is relevant, until a final determination, as defined under Section 1313(a) of the Code or similar provision of non-U.S. law, with respect to such claim; and

(iv)  take such action as such other Party may deem appropriate in connection therewith, including cooperation with respect to the preparation of financial statements as they relate to Taxes and related matters.

(i)  VAT.  (i)  Subject to Section 9(i)(ii), the consideration specified for all supplies made or deemed to be made under or in connection with this Agreement shall be exclusive of VAT.  Parent and Buyer shall procure that any of their respective Affiliates receiving the supply in question shall pay to the Person making that supply (in addition to the specified consideration) all VAT for which the Person making the supply is required by any Taxing Authority to charge in relation to that supply.  All VAT payable under this Agreement shall be paid two business days before that Person has to account for the same and the supplier shall provide a VAT invoice.

(ii)  The Parties intend that any sale of the Acquired Assets within the European Union will be treated by the relevant Taxing Authority as a TOGC and the Parties shall use their reasonable efforts to procure that any such sale is so treated.  This obligation shall not require Parent to make any appeal to any tribunal or court of law against any determination of any Taxing Authority that the sale does not amount to a TOGC, unless Buyer shall by such date as shall reasonably allow Parent to make such appeal or challenge within any applicable time limit give written notice to Parent that it requires such appeal or challenge to be made and shall first agree to indemnify Parent against all irrecoverable costs and expenses that Parent may incur by taking any such action.

(iii)  Parent and Buyer shall procure that the Person retaining at the Closing the VAT records relating to a Business that is sold shall preserve such records for such periods as may be required by the relevant Law and during such periods shall permit the other Party or its agents at all reasonable times and subject to reasonable written notice to inspect and take copies of such records at the cost of the Person requesting such inspection and/or copies.

(iv)  If it is finally determined by the relevant Taxing Authority that any sale of the Acquired Assets under this Agreement does not constitute a TOGC, then Buyer shall procure that VAT chargeable shall be paid by the relevant Affiliate to Parent two business days before Parent has to account for the same and against production of a valid VAT invoice and any VAT records provided by Parent to Buyer or Buyer’s Affiliate shall be returned to Parent.  Buyer shall indemnify or procure that such Affiliate shall indemnify Parent on an after Tax basis against any penalty and interest charges incurred by Parent to any Taxing Authority in relation to such VAT.

(j)  Coordination; Exclusive Tax Remedy.  The rights and obligations of the Parties with respect to indemnification for any and all Tax matters shall be governed solely by the provisions of this Section 9.

(k)  Transfer Taxes.  (i)  All recoverable and non-recoverable transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (such Taxes, fees and charges, together with any penalties or interest, “Transfer Taxes”) incurred in connection with the transfer of the Target Shares and the Acquired Assets contemplated by this Agreement, as well as the cost of the filing of all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, shall be borne 50% by Buyer and 50% by Parent, and Parent and Buyer shall each file all necessary Tax Returns and other documentation required to be filed by it with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(ii)  If there is any available sales Tax exemption in relation to any Acquired Assets, Buyer shall timely deliver to the relevant Asset Seller the relevant sales Tax exemption certificate.

(l)  Allocation of Purchase Price.  (i)  Buyer and Sellers shall use their reasonable best efforts to agree on an allocation of the Purchase Price (the “Allocation”) prior to the Closing Date.  The Allocation shall allocate for all purposes (including Tax and financial accounting purposes) the Purchase Price (including liabilities and other capitalized costs) among the Acquired Assets and the Target Shares.

(ii)  At least 30 calendar days prior to the Closing Date, Sellers shall deliver a draft of the Allocation (the “Proposed Allocation”) to Buyer for its consent, which consent shall not be unreasonably withheld, delayed or conditioned.  Except as provided in subparagraphs (iii), (iv) and (v) of this Section 9(l), at the close of business on the 30th day after delivery of the Proposed Allocation, the Proposed Allocation shall become binding upon Buyer and Sellers, shall be set forth in an allocation schedule which shall be deemed to be part of this Agreement (the “Allocation Schedule”), and shall be the Allocation.

(iii)  Buyer shall raise any objection to the Proposed Allocation in writing within 30 calendar days of the delivery of the Proposed Allocation.  Buyer and Sellers shall negotiate in good faith to resolve any differences until the Closing Date.  If Buyer and Sellers reach written agreement amending the Proposed Allocation prior to the Closing Date, the Proposed Allocation, as so amended, shall become binding upon Buyer and Sellers, shall be set forth in the Allocation Schedule, and shall be the Allocation.

(iv)  If Buyer and Sellers cannot agree on the Allocation before the Closing Date, they shall continue to negotiate in good faith to resolve any differences until the date on which the purchase price adjustment contemplated by Section 2(g)

above is payable.  If Buyer and Sellers reach written agreement amending the Proposed Allocation prior to that date, the Proposed Allocation, as so amended, shall become binding upon Buyer and Sellers, shall be set forth in the Allocation Schedule, and shall be the Allocation.

(v)  If Buyer and Sellers cannot agree on the Allocation before the date on which the purchase price adjustment contemplated by Section 2(g) above is payable, then each Party shall use its own allocation, as each such Party shall deem appropriate.

(vi)  The Allocation shall be amended (in a manner agreed by Buyer and Sellers consistent with the methodology previously used) to reflect any adjustments to the Preliminary Purchase Price and the Purchase Price under this Agreement.

(vii)  Except as provided in subparagraph (v) above, each of Sellers, Buyer and their respective Affiliates shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation.

(m)  Certain Danish Income Tax Matters.  Parent and Buyer acknowledge that, on March 20, 2008, Alpharma ApS will be required to make an advance payment in respect of its 2008 Danish Income Taxes.  In the event that the Closing will occur after the date such advance will be due, Parent shall pay the full amount of such advance to the Danish Taxing Authorities, and Buyer and Parent agree that the Preliminary Purchase Price shall be increased by an amount equal to Buyer’s share of such advance (which share shall be determined on a per diem basis with respect to the period starting January 1, 2008 and ending on June 30, 2008).  In the event that the Closing will occur prior to the date such advance will be due, Buyer shall pay the full amount of such advance to the Danish Taxing Authorities, and Parent shall pay to Buyer an amount equal to Parent’s share of such advance (which share shall be determined on a per diem basis with respect to the period starting January 1, 2008 and ending on June 30, 2008) within (10) days after Buyer’s payment of such advance.

SECTION 10.  Termination.

(a)  Termination of Agreement.  (i)  Notwithstanding any other provision in this Agreement to the contrary, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(A)  by mutual written consent of Buyer and Parent;

(B)  by Parent if any of the conditions set forth in Section 7(b) shall have become incapable of fulfillment, and shall not have been waived by Parent;

(C)  by Buyer if any of the conditions set forth in Section 7(a) shall have become incapable of fulfillment, and shall not have been waived by Buyer;

(D)  by Buyer or Parent, if the Closing does not occur on or prior to April 21, 2008 (the “Initial Outside Date”); provided, that if the Closing does not occur by such date, solely due to the failure to have obtained any approvals of any Governmental Entities that are required to complete the Pre-Closing Restructuring, but all other conditions to Closing shall have been fulfilled or shall be capable of being fulfilled as of such date, then such date shall be extended for an additional 90-day period (the “Extended Outside Date”); or

(E)  by Buyer or Parent, if a final, nonappealable Judgment shall have been entered by any Governmental Entity preventing the consummation of the Pre-Closing Restructuring;

provided, however, that the Party seeking termination pursuant to clause (B), (C) or (D) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(ii)  If this Agreement is terminated by Buyer or Parent pursuant to this Section 10(a), written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any Party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(A)  Buyer shall return all documents and other material received from Parent, its Affiliates or their advisors or representatives relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to Parent; provided that Buyer or its representatives may retain documents and other material as a result of customary electronic back-up procedures or as required by Law, subject to clause (B) below; and

(B)  all confidential information received by Buyer with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(b)  Effect of Termination; Termination Fee.  (i)  If this Agreement is terminated pursuant to Section 10(a), this Agreement shall become null and void and of no further force and effect, except for the provisions of (A) Sections 3(a)(iii) and 3(b)(x) relating to brokers and finders, (B) Section 5(e) relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (C) Section 10(a) and this Section 10(b) and (D) Section 11.  Nothing in this Section 10(b) shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

(ii)  If (A) this Agreement is terminated by Buyer or Parent pursuant to Section 10(a)(i)(D) solely as a result of the failure to have obtained any approvals of any Governmental Entities that are required to complete the Pre-Closing Restructuring prior to the Extended Outside Date; (B) Buyer has not entered into the Quotaholders Agreement prior to the Extended Outside Date; and (C) there has not been a Pre-Closing Restructuring Denial, then Buyer shall pay, by wire transfer of immediately available funds, the Termination Fee to Parent as promptly as reasonably practicable (and, in any event, within five business days) following such termination.

(iii)  Buyer and Parent acknowledge and agree that (A) the agreements contained in this Section 10(b) are an integral part of the transactions contemplated by this Agreement, (B) without these agreements, neither Buyer nor Parent would have entered into this Agreement and (C) the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and the amounts payable pursuant to paragraph (ii) of this Section 10(b) are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty.

(iv)  If Buyer fails to pay the Termination Fee due pursuant to paragraph (ii) of this Section 10(b) when due, and, in order to obtain such payment, Parent commences a suit, action or other proceeding that results in a Judgment against Buyer for the Termination Fee, Buyer shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the Termination Fee from (and including) the date such payment was required to be made through (but not including) the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

SECTION 11.  Miscellaneous.

(a)  Press Releases and Public Announcements.  Parent and Buyer shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure) and any Party may issue a press release upon entering into this Agreement after reasonable consultation with the other Parties.

(b)  No Third Party Beneficiaries.  Other than as explicitly set forth herein, including in Sections 8(b) and 8(c), this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)  Entire Agreement.  This Agreement, the Ancillary Agreements, the Confidentiality Agreement, the Disclosure Schedule, the Equity Financing Commitments and exhibits hereto and thereto constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Parent; provided, however, that Buyer may assign its rights under this Agreement to any lender providing the Debt Financing to Buyer and any individual Buyer may assign its rights to another individual Buyer, but no assignment pursuant to this proviso shall relieve Buyer of its obligations under this Agreement.  For the avoidance of doubt, no lender shall be entitled to make a claim under this Agreement or enforce any provision of this Agreement as a result of an assignment pursuant to the foregoing sentence other than in connection with the exercise of lender subrogation or other enforcement rights following an event of default under the definitive Debt Financing agreements.  The Buyer Entities shall be entitled to assign their rights under Section 6(e)(i) to any purchaser which acquires all or substantially all the assets or business of the Business and Sellers and their Affiliates shall be entitled to enforce Section 6(e)(ii) against any such purchaser.  The Sellers and their Affiliates shall be entitled to assign their rights under Section 6(e)(ii) to any purchaser which acquires all or substantially all the assets or business of the animal health business of Parent and its Affiliates and the Buyer Entities shall be entitled to enforce Section 6(e)(i) against any such purchaser.

(e)  Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile, PDF or other electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)  Headings.  The section headings contained in this Agreement in any Exhibit, Annex or Schedule to this Agreement and in the table of contents hereto are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)  Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers (or any of them):

Alpharma Inc.
440 Route 22 East
Bridgewater, New Jersey USA 08807
Attention: Executive Vice President and Chief Financial Officer
Facsimile: (908) 566-4137

with a copy to:

Alpharma Inc.
440 Route 22 East
Bridgewater, New Jersey USA 08807
Attention: Executive Vice President and Chief Legal Officer
Facsimile: (908) 566-4139

and a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention:   Robert I. Townsend, III, Esq.
            Damien R. Zoubek, Esq.
Facsimile: (212) 474-3700

If to Buyer:

3i Nordic plc (UK) Filiale Sverige
Box 7847
SE-10399 Stockholm, Sweden
Attention: Tomas Ekman
Facsimile: (46-8) 506 211 60

with a copy to:

Linklaters Advokatbyrå Aktiebolag
Regeringsgatan 67
Box 7833
103 98 Stockholm, Sweden
Attention: Peter Högström
Facsimile: (46-8) 667 6883

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)  Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

(i)  Consent to Jurisdiction.  (i)  Each Party irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement, or for recognition or enforcement of any Judgment, and each Party irrevocably and unconditionally agrees that all claims in respect of any such suit, action or other proceeding may be heard and determined in such court.  The Parties agree that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law.

(ii)  Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement in any court referred to in the first sentence of paragraph (i) of this Section 11(i).  Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement in any court referred to in the first sentence of paragraph (i) of this Section 11(i).

(iii)  Each Party consents, to the fullest extent permitted by applicable Law, to service of any process, summons, notice or document in the manner provided for notices in Section 11(g).  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

(iv)  This Section 11(i) shall not apply to any dispute under Section 2(g) that is required to be decided by the Accounting Firm.

(j)  Waiver of Jury Trial.  Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation, directly or indirectly, arising out of or relating to this Agreement or any transaction contemplated by this Agreement.  Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11(j).

(k)  Enforcement.  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at Law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which any Party is entitled at Law or in equity.

(l)  Amendments and Waivers.  No amendment or modification of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(m)  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, the Parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the further extent possible.

(n)  Expenses.  Except as otherwise expressly provided herein, Buyer and Sellers each will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(o)  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference in this Agreement to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  When a reference is made in this Agreement to a party or to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to a party to, an Article or Section of, or an Annex, Exhibit or Schedule to, this Agreement, unless otherwise indicated.  All terms defined in this Agreement shall have their defined meanings when used in any Annex, Exhibit or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.  Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The words “hereof”,

“herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (x) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (y) all attachments thereto and instruments incorporated therein.  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  References to “Buyer” in this Agreement shall refer to each of the Persons included in the definition of  “Buyer” in the preface of this Agreement and all obligations of Buyer in this Agreement shall be the joint and several obligation of each such Person. References to a Person are also to its permitted successors and assigns.  When a reference is made in this Agreement to the Business, such reference shall also be a reference to the Target Companies and Target Subsidiaries if the context so requires.  Except as otherwise expressly provided herein, all references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.

(p)  Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ALPHARMA INC.,

by:	/s/ Thomas J. Spellman
Name
Title

ALPHARMA (LUXEMBOURG) S.ÀR.L.,

by:	/s/ Thomas J. Spellman
Name:
Title:

ALPHARMA BERMUDA G.P.,

by:	/s/ Thomas J. Spellman
Name:
Title:

ALPHARMA INTERNATIONAL (LUXEMBOURG) S.ÀR.L.,

by:	/s/ Thomas J. Spellman
Name:
Title:

ALFANOR 7152 AS (UNDER CHANGE OF NAME TO OTNORBIDCO AS),

by:	/s/ Joshua Berick
Name: Joshua Berick
Title: Attorney-In-Fact

OTDENHOLDCO APS,

by:	/s/ Joshua Berick
Name: Joshua Berick
Title: Attorney-In-Fact

OTDELHOLDCO INC.,

by:	/s/ Joshua Berick
Name: Joshua Berick
Title: Attorney-In-Fact